Exhibit 10.6

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of March 31, 2010

Among

FLOTEK INDUSTRIES, INC.

as Borrower,

WHITEBOX ADVISORS LLC

as Administrative Agent,

and

THE LENDERS NAMED HEREIN

as Lenders

$40,000,000

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

EXHIBITS:

Exhibit A	– Form of Assignment and Acceptance
Exhibit B	– Form of Compliance Certificate
Exhibit C	– Form of Guaranty
Exhibit D	– Form of Pledge and Security Agreement
Exhibit E	– Form of Note
Exhibit F	– Form of Registration Rights Agreement

SCHEDULES:

Schedule I	– Commitments, Applicable Lending Offices, Contact Information
Schedule 4.1	– Organizational Information
Schedule 4.5	– Owned and Leased Real Properties
Schedule 4.10	– Environmental
Schedule 4.11	– Subsidiaries
Schedule 6.1	– Existing Debt
Schedule 6.2	– Permitted Liens
Schedule 6.3	– Permitted Investments

-v-

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT dated as of March 31, 2010 (the “Agreement”) is among (a) Flotek Industries, Inc., a Delaware corporation (“Borrower”), (b) the Lenders (as defined below), and (c) Whitebox Advisors LLC, as Administrative Agent (as defined below) for the Lenders.

WITNESSTH:

A.	Borrower, Wells Fargo Bank, National Association, as Administrative Agent (the “Original Agent”), and Wells Fargo Bank, National Association, The Prudential Insurance Company of America, Prudential Retirement Insurance and Annuity Company, and Comerica Bank (collectively, the “Original Lenders”) are parties to that certain Credit Agreement dated as of March 31, 2008 (as heretofore amended, restated, supplemented or otherwise modified prior to the effectiveness of this Agreement, the “Original Credit Agreement”).

B.	Pursuant to a Nonrecourse Assignment Agreement dated March 17, 2010, the Original Lenders and the Original Agent assigned all their rights and obligations under the Original Credit Agreement to the Administrative Agent and the Lenders.

C.	The parties hereto desire to enter into this Agreement to, among other things, amend and restate in its entirety the Original Credit Agreement, without constituting novation of the obligations, liabilities and indebtedness of the Borrower thereunder, on the terms and subject to the conditions contained herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree to amend and restate the Original Credit Agreement as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1 Certain Defined Terms. The following terms shall have the following meanings (unless otherwise indicated, such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“2008 Convertible Senior Notes” means the senior, unsecured convertible notes of the Borrower issued pursuant to the 2008 Indenture and in an amount not to exceed an aggregate principal amount of $150,000,000.

“2008 Indenture” means the Indenture dated February 14, 2008, as supplemented by the First Supplemental Indenture dated February 14, 2008, and related to the 2008 Convertible Senior Notes by and among the Borrower, the subsidiary guarantors party thereto, and the trustee thereunder that governs the 2008 Convertible Senior Notes.

“2010 Convertible Senior Notes” means the senior, second lien convertible notes of the Borrower issued pursuant to the 2010 Indenture in an amount not to exceed an aggregate principal amount of $36,004,000.

“2010 Indenture” means the Indenture dated March 31, 2010, as supplemented by the First Supplemental Indenture dated March 31, 2010, and related to the 2010 Convertible Senior Notes by and among the Borrower, the subsidiary guarantors party thereto, and the trustee thereunder that will govern the 2010 Convertible Senior Notes.

“Acceptable Security Interest” means a security interest which (a) exists in favor of the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, (b) is superior to all other security interests (other than the Permitted Liens), (c) secures the Obligations, and (d) is perfected and enforceable against the Credit Party which created such security interest.

“Account Control Agreement” shall mean, as to any deposit account of Borrower or any Guarantor held with a bank, an agreement or agreements in form and substance reasonably acceptable to Administrative Agent among the Borrower or Guarantor, as applicable, owning such deposit account, the Administrative Agent and such other bank governing such deposit account.

“Acquisition” means the purchase by the Borrower or any of its Subsidiaries of any business, including the purchase of associated assets or operations or the Equity Interests of a Person.

“Administrative Agent” means Whitebox Advisors LLC, in its capacity as agent for the Lenders pursuant to Article 8 and any successor agent pursuant to Section 8.7.

“Advance” means any advance by a Lender to the Borrower as a part of a Borrowing, including any Term Advance.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person or any Subsidiary of such Person. The term “control” (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract, or otherwise.

“Affected Lender” has the meaning set forth in Section 2.14.

“Agreement” means this Amended and Restated Credit Agreement among the Borrower, the Lenders and the Administrative Agent as it may be amended, supplemented, restated and otherwise modified from time to time.

“Applicable Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Applicable Lending Office” opposite its name on Schedule I or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Artificial Lift Division” means the business segment of the Borrower that manufactures and markets artificial lift equipment and which includes the Petrovalve line of beam pump components, electric submersible pumps, gas separators, valves and services to support coal bed methane production.

“Assignment and Acceptance” means an assignment and acceptance executed by a Lender and an Eligible Assignee and accepted by the Administrative Agent, in substantially the same form as Exhibit A.

“Beneficial Ownership Limitation” means, at any given time and with respect to a given Lender, 9.99% of the sum of (i) the number of shares of the Borrower’s common stock outstanding immediately after giving effect to the issuance of shares of the Borrower’s common stock issuable pursuant to this Agreement at such time, plus (ii) the number of shares of the Borrower’s common stock the beneficial ownership of which such Lender (together with such Lender’s Affiliates and any other Persons acting as a group together with such Lender or any of such Lender’s Affiliates) has the right to acquire within 60 days. For purposes of the foregoing sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. A Lender, upon not less than 61 days’ prior written notice to the Borrower, may increase or decrease the Beneficial Ownership Limitation, provided that such Beneficial Ownership Limitation may not, at any time, be less than 9.99% and provided that any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Borrower.

“Bilateral Agreement” means that certain Credit Agreement dated as of August 31, 2007 between the Borrower and Wells Fargo as the sole lender, as heretofore amended, restated, supplemented or otherwise modified.

“Bilateral Collateral” means the real and personal properties of the Borrower subject to a real estate mortgage or deed of trust in favor of Wells Fargo in effect prior to the Restatement Effective Date and securing the Borrower’s obligations under the Bilateral Agreement or any Guarantor’s obligations under any guaranty agreement executed in connection with the Bilateral Agreement.

“Borrower” means Flotek Industries, Inc., a Delaware corporation.

“Borrowing” means a Term Borrowing.

“Business Day” means a day other than a Saturday, Sunday, or other day on which the Administrative Agent is authorized to close under the laws of, or is in fact closed in, New York.

“Capital Expenditures” for any Person and period of its determination means, without duplication, the aggregate of all expenditures and costs (whether paid in cash or accrued as liabilities during that period and including that portion of payments under Capital Leases that are capitalized on the balance sheet of such Person) of such Person during such period that, in conformity with GAAP, are required to be included in or reflected by the property, plant, or equipment or similar fixed asset accounts reflected in the balance sheet of such Person, less any reimbursement received from customers for tools “lost in-hole.”

“Capital Leases” means, for any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, state and local analogs, and all rules and regulations and requirements thereunder in each case as now or hereafter in effect.

“Certificate of Designations” means the Certificate of Designations Series A Cumulative Convertible Preferred Stock of Flotek Industries, Inc., a copy of which is attached to the Third Amendment and Waiver to Credit Agreement dated August 6, 2009, effective as of June 30, 2009, among the Borrower, the Original Agent and the Originals Lenders.

“Change in Control” means the occurrence of any of the following events: (a) the Borrower ceases to own, either directly or indirectly, 100% of the Equity Interest in any Subsidiary other than as a result of transaction permitted under Section 6.7 or Section 6.8; (b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes a “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the Equity Interests of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right), or (c) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereof.

“Collateral” means (a) all property of the Credit Parties which is “Collateral” and “Mortgaged Property” (as defined in each of the Mortgages and the Security Agreements, as applicable) or similar terms used in the Security Documents, and (b) all amounts contained in the Borrower’s and its Subsidiaries’ bank accounts.

“Commitment Fee” means the fee required under Section 2.7(a).

“Commitment Fee Price” means the greater of VWAP determined as of the Restatement Effective Date and the closing price of the Borrower’s common stock on the Restatement Effective Date.

“Commitments” means, as to any Lender, its Term Commitment.

“Compliance Certificate” means a compliance certificate executed by a Responsible Officer of the Borrower or such other Person as required by this Agreement in substantially the same form as Exhibit B.

“Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Code.

“Credit Documents” means this Agreement, the Notes, the Guaranties, the Registration Rights Agreement, the Exchange Agreement, the Intercreditor Agreement, the Notices of Borrowing, the Security Documents, the Fee Letter and each other agreement, instrument, or document executed at any time in connection with this Agreement.

“Credit Parties” means the Borrower and the Guarantors.

“Debt” means, for any Person, without duplication: (a) indebtedness of such Person for borrowed money, including the face amount of any letters of credit supporting the repayment of indebtedness for borrowed money issued for the account of such Person and obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing; (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (including the portions of such obligations which would otherwise be considered and calculated as equity or liability pursuant to the FASB Staff Position APB 14-1), (c) obligations of such Person to pay the deferred purchase price of property, services, or Acquisitions (including, without limitation, any earn-out obligations, contingent obligations, or other similar obligations associated with such purchase, and including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person, but excluding trade accounts payable); (d) obligations of such Person as lessee under Capital Leases and obligations of such Person in respect of synthetic leases; (e) obligations of such Person under any Hedging Arrangement; (f) obligations of such Person owing in respect of redeemable preferred stock or other preferred Equity Interest of such Person; (g) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (f) above; (h) indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) secured by any Lien on or in respect of any Property of such Person, and (i) all liabilities of such Person in respect of unfunded vested benefits under any Plan.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Dollars” and “$” means lawful money of the United States of America.

“EBITDA” means, without duplication, for the Borrower, the sum of (a) the Borrower’s consolidated Net Income for such period plus (b) to the extent deducted in determining Borrower’s consolidated Net Income, Interest Expense, income taxes, depreciation, amortization and other non-cash charges for such period.

“Eligible Assignee” means (a) a Lender, (b) any Affiliate of a Lender approved by the Administrative Agent, (c) any Approved Fund approved by the Administrative Agent, or (d) any other Person (other than a natural Person) approved by the Administrative Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 9.7, the Borrower, such approval not to be unreasonably withheld or delayed by the Borrower and such approval to be deemed given by the Borrower if no objection is received by the Administrative Agent from the Borrower within five Business Days after notice of such proposed assignment has been provided to the Borrower; provided, however, that (i) neither the Borrower nor any Affiliate of the Borrower shall qualify as an Eligible Assignee, and (ii) approval by the Administrative Agent of an Eligible Assignee shall not be unreasonably withheld, provided however, any disapproval by the Administrative Agent of a Person that fails to meet any of the following criteria shall not be considered unreasonable: (A) any commercial bank, savings and loan association or savings bank organized under the laws of the United States of America, or any state thereof, or any other Person, that has a combined capital and surplus of less than $100,000,000, (B) any commercial bank or Person organized under the laws of any other country, or a political subdivision of any such country, which is not a member of the Organization for Economic Cooperation and Development, (C) any commercial bank or Person organized under the laws of any other country, or a political subdivision of any such country, which is a member of the Organization for Economic Cooperation and Development and has a combined capital and surplus of less than $100,000,000, or (D) any hedge fund or of its Affiliates that has assets less than $100,000,000.

“Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C. 9601(8) (1988).

“Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.

“Environmental Law” means all federal, state, and local laws, rules, regulations, ordinances, orders, decisions, agreements, and other requirements, including common law theories, now or hereafter in effect and relating to, or in connection with the Environment, health, or safety, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, hazardous, medical infections, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous, medical infections, or toxic substances, materials or wastes.

“Environmental Permit” means any permit, license, order, approval, registration or other authorization under Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Equity Interest” means with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person.

“Equity Issuance” means any issuance of equity securities or any other Equity Interests (including any preferred equity securities) by the Borrower or any of its Subsidiaries other than equity securities issued (i) to the Borrower or one of its Subsidiaries, (ii) pursuant to employee or director and officer stock option plans in the ordinary course of business, or (iii) to the seller(s) as consideration in connection with any Acquisition.

“Event of Default” has the meaning specified in Section 7.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” means the Exchange Agreement to be dated as of the Restatement Effective Date among the Borrower, the other Credit Parties, and the Investors named therein.

“Executive Compensation Information” means, with respect to each of the Named Executives, (i) the Named Executive’s base salary, (ii) the Named Executive’s target bonus amount, (iii) the Named Executive’s minimum and maximum bonus amounts, (iv) the type of metrics (e.g. EBITDA or revenue) used to determine the bonus, but not including the actual dollar or other amount of the metric, and (v) the Named Executive’s equity compensation.

“Fee Letter” means the Fee Letter dated as of March 31, 2010 between the Borrower and the Administrative Agent, setting forth certain fees to be paid by the Borrower to the Administrative Agent for the Administrative Agent’s own account, as more fully set forth therein.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Financial Statements” means, for any period, the consolidated and consolidating financial statements of the Borrower and its Subsidiaries, including statements of income, retained earnings, changes in equity and cash flow for such period as well as a balance sheet as of the end of such period, all prepared in accordance with GAAP.

“Foreign Subsidiary” means any Subsidiary of Borrower that is a “controlled foreign corporation” as defined in Section 957 of the Code.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means United States of America generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.3.

“Governmental Authority” means, with respect to any Person, any foreign governmental authority, the United States of America, any state of the United States of America, the District of Columbia, and any subdivision of any of the foregoing, and any agency, department, commission, board, authority or instrumentality, bureau or court having jurisdiction over such Person.

“Guarantors” means any Person that now or hereafter executes a Guaranty, including (a) the Subsidiaries listed on Schedule 4.11; and (b) each Subsidiary of the Borrower that becomes a guarantor of all or a portion of the Obligations and which has entered into either a joinder agreement substantially in the form attached to the Guaranty or a new Guaranty; provided that no Foreign Subsidiary of the Borrower shall be required to become a Guarantor hereunder if the provision of such guaranty by such Subsidiary would be materially disadvantageous to the Borrower from a tax perspective.

“Guaranty” means the Guaranty Agreement executed in substantially the same form as Exhibit C.

“Hazardous Substance” means any substance or material identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radionuclides, and radioactive materials.

“Hazardous Waste” means any substance or material regulated or designated as such pursuant to any Environmental Law, including without limitation, pollutants, contaminants, flammable substances and materials, explosives, radioactive materials, oil, petroleum and petroleum products, chemical liquids and solids, polychlorinated biphenyls, asbestos, toxic substances, and similar substances and materials.

“Hedging Arrangement” means a hedge, call, swap, collar, floor, cap, option, forward sale or purchase or other contract or similar arrangement (including any obligations to purchase or sell any commodity or security at a future date for a specific price) which is entered into to reduce or eliminate or otherwise protect against the risk of fluctuations in prices or rates, including interest rates, foreign exchange rates, commodity prices and securities prices.

“Initial Interest Payment” has the meaning set forth in Section 2.8(b).

“Intercreditor Agreement” means the Lien Subordination and Intercreditor Agreement to be dated as of the Restatement Effective Date among the Administrative Agent, U.S. Bank National Association, as Note Collateral Agent, the Borrower and the other Credit Parties.

“Interest Expense” means, for any period and with respect to any Person, total cash interest expense, letter of credit fees and other fees and expenses incurred by such Person in connection with any Debt for such period, whether paid or accrued (including that attributable to obligations which have been or should be, in accordance with GAAP, recorded as Capital Leases), including, without limitation, (a) all commissions, discounts, and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, fees owed with respect to the Obligations, (b) net costs under Hedging Arrangements entered into addressing interest rates, all as determined in conformity with GAAP, and (c) cash or other dividend payments with respect to preferred Equity of a Person but excluding any dividend or distribution payable solely in Equity Interests of such Person.

“Inventory” of any Person means all inventory, including raw materials, work in process or supplies or materials consumed in the business of such Person, now owned or hereafter acquired by such Person, wherever located which is held for sale.

“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or official interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, including, but not limited to, Regulations T, U and X.

“Lenders” means the Persons listed on the signature pages hereto as Lenders, any other Person that shall have become a Lender hereto pursuant to Section 2.14, and any other Person that shall have become a Lender hereto pursuant to an Assignment and Acceptance, but in any event, excluding any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

“Lien” means any mortgage, lien, pledge, charge, deed of trust, security interest, or encumbrance to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, Capital Lease, or other title retention agreement).

“Liquid Investments” means (a) readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America; (b) commercial paper issued by any commercial banking institutions or corporations rated at least P-1 by Moody’s or A-1 by S&P; (c) certificates of deposit, time deposits, and bankers’ acceptances issued by (i) any of the Lenders or (ii) any other commercial banking institution which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $250,000,000.00 and rated Aa by Moody’s or AA by S&P; (d) repurchase agreements which are entered into with any of the Lenders or any major money center banks included in the commercial banking institutions described in clause (c) and which are secured by readily marketable direct full faith and credit obligations of the government of the United States of America or any agency thereof; (e) investments in any money market fund which holds investments substantially of the type described in the foregoing clauses (a) through (d); and (f) other investments made through the Administrative Agent or its Affiliates and approved by the Administrative Agent. All the Liquid Investments described in clauses (a) through (d) above shall have maturities of not more than 365 days from the date of issue.

“Material Adverse Change” means a material adverse change (a) in the business, condition (financial or otherwise), results of operations of the Borrower and its Subsidiaries, taken as a whole; (b) on the validity or enforceability of this Agreement or any of the other Credit Document; or (c) on the Borrower’s or any other Credit Party’s ability to perform its obligations under this Agreement, any Note, the Guaranties or any other Credit Document.

“Maximum Rate” means the maximum nonusurious interest rate under applicable law.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto which is a nationally recognized statistical rating organization.

“Mortgage” means each mortgage or deed of trust in form acceptable to the Administrative Agent executed by the Borrower or a Subsidiary of the Borrower to secure all or a portion of the Obligations.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any member of the Controlled Group is making or accruing an obligation to make contributions.

“Named Executives” means the Borrower’s named executive officers (as defined under Item 402 of Regulation S-K under the Exchange Act) listed in the Borrower’s last proxy statement and those persons the Borrower reasonably believes will be named executive officers in the Borrower’s next proxy statement.

“Net Income” means, for any period and with respect to any Person, the net income for such period for such Person after taxes as determined in accordance with GAAP, excluding, however, (a) extraordinary items, including (i) any net non-cash gain or loss during such period arising from the sale, exchange, retirement or other disposition of capital assets (such term to include all fixed assets and all securities) other than in the ordinary course of business, and (ii) any write-up or write-down of assets and (b) the cumulative effect of any change in GAAP.

“Nonordinary Course Asset Sales” means, any sales, conveyances, or other transfers of Property made by the Borrower or any Subsidiary of the Borrower (a) of any division of the Borrower or any Subsidiary of the Borrower, (b) of the Equity Interest in (i) the Borrower by the Borrower or any Subsidiary of the Borrower or (ii) a Subsidiary of the Borrower by the Borrower or any Subsidiary of the Borrower or (c) outside the ordinary course of business of any assets of the Borrower or any Subsidiary of a Borrower, whether in a transaction or related series of transactions.

“Note” means a promissory note of the Borrower payable to the order of a Term Lender in the amount of such Lender’s Term Loan, in substantially the same form as Exhibit E, evidencing indebtedness of the Borrower to such Lender resulting from the Previous Advances, any Term Advances and the PIK Portion of the PIK Interest Rate under the Term Loan owing to such Lender.

“Obligations” means all principal, interest (including post-petition interest), fees, reimbursements, indemnifications, and other amounts now or hereafter owed by any of the Credit Parties to the Lenders or the Administrative Agent under this Agreement and the Credit Documents, and any increases, extensions, and rearrangements of those obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations.

“Other Taxes” has the meaning set forth in Section 2.13(b).

“Patriot Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Debt” has the meaning set forth in Section 6.1.

“Permitted Investments” has the meaning set forth in Section 6.3.

“Permitted Liens” has the meaning set forth in Section 6.2.

“Permitted Subordinated Debt” means Debt of the Borrower to any Person, the terms of which are reasonably satisfactory to the Required Lenders and the payment of which has been subordinated to the payment of the Obligations in a manner, and pursuant to documentation, satisfactory to the Required Lenders in their sole reasonable discretion.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, limited liability company, limited liability partnership, unincorporated association, joint venture, or other entity, or a government or any political subdivision or agency thereof, or any trustee, receiver, custodian, or similar official.

“PIK Interest Rate” means cash interest payable at the rate of 8% per annum (the “Cash Portion”), plus interest payable at the following rates (determined as of the beginning of each quarterly interest payment period) by increasing the principal amount of the Term Loan (the “PIK Portion”):

Outstanding Principal Amount of Notes at beginning of quarterly period	Rate of Interest per annum

less than $20,000,000	3.5%

$20,000,000 or more and up to and including $30,000,000	4.5%

more than $30,000,000	6.0%

“Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Borrower or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

“Previous Advances” has the meaning set forth in Section 2.1(a)(ii).

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Register” has the meaning set forth in Section 9.7(b).

“Registration Rights Agreement” means the Registration Rights Agreement executed in substantially the same form as Exhibit F.

“Regular Interest Rate” means cash interest payable at the following rates, determined as of the beginning of each quarterly interest payment period:

Outstanding Principal Amount of Notes at beginning of quarterly period	Rate of Interest per annum

less than $20,000,000	10.5%

$20,000,000 or more and up to and including $30,000,000	11.5%

more than $30,000,000	12.5%

“Regulations T, U, and X” means Regulations T, U, and X of the Federal Reserve Board, as each is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Release” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Required Lenders” means Lenders holding more than 66.667% of the then aggregate unpaid principal amount of the Notes.

“Response” shall have the meaning set forth in CERCLA or under any other Environmental Law.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA (other than any such event not subject to the provision for 30-day notice to the PBGC under the regulations issued under such section).

“Responsible Officer” means (a) with respect to any Person that is a corporation, such Person’s Chief Executive Officer, President, Chief Financial Officer, or Vice President, (b) with respect to any Person that is a limited liability company, if such Person has officers, then such Person’s Chief Executive Officer, President, Chief Financial Officer, or Vice President, and if such Person is managed by members, then a Responsible Officer of such Person’s managing member, and if such Person is managed by managers, then a manager (if such manager is an individual) or a Responsible Officer of such manager (if such manager is an entity), and (c) with respect to any Person that is a general partnership, limited partnership or a limited liability partnership, the Responsible Officer of such Person’s general partner or partners.

“Restatement Effective Date” means the date on which all conditions set forth in Section 3.1 have been satisfied or waived by the Administrative Agent and Required Lenders.

“Restricted Payment” means, with respect to any Person, (a) any direct or indirect dividend or distribution (whether in cash, securities or other Property) or any direct or indirect payment of any kind or character (whether in cash, securities or other Property) in consideration for or otherwise in connection with any retirement, purchase, redemption or other acquisition of any Equity Interest of such Person, or any options, warrants or rights to purchase or acquire any such Equity Interest of such Person or (b) principal or interest payments (in cash, Property or otherwise) on, or redemptions of, subordinated debt of such Person; provided that the term “Restricted Payment” shall not include any dividend or distribution payable solely in Equity Interests of the Borrower or warrants, options or other rights to purchase such Equity Interests.

“S&P” means Standard & Poor’s Rating Agency Group, a division of McGraw-Hill Companies, Inc., or any successor thereof which is a national credit rating organization.

“SEC” means, the Securities and Exchange Commission.

“Secured Parties” means the Administrative Agent and the Lenders.

“Secured Obligations” means the Obligations.

“Securities” means the Notes, the Guarantees and shares of the Borrower’s common stock issuable pursuant to Sections 2.6(b) and 2.7(a) hereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Pledge and Security Agreement among the Credit Parties and the Administrative Agent in substantially the same form as Exhibit D.

“Security Documents” means, collectively, the Mortgages, Security Agreements, and any and all other instruments, documents or agreements, including Account Control Agreements, now or hereafter executed by any Credit Party or any other Person to secure the Obligations.

“Series A Preferred Stock” means the cumulative, contingent, convertible preferred Equity Interests issued by the Borrower pursuant to the Certificate of Designations.

“Shareholder Approval” means approval by the Borrower’s shareholders of the Shareholder Proposals as defined in Section 5.17.

“Solvent” means, as to any Person, on the date of any determination (a) the fair value of the Property of such Person is greater than the total amount of debts and other liabilities (including without limitation, contingent liabilities) of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities (including, without limitation, contingent liabilities) as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities (including, without limitation, contingent liabilities) as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities (including, without limitation, contingent liabilities) beyond such Person’s ability to pay as such debts and liabilities mature, (e) such Person is not engaged in, and is not about to engage in, business or a transaction for which such Person’s Property would constitute unreasonably small capital, and (f) such Person has not transferred, concealed or removed any Property with intent to hinder, delay or defraud any creditor of such Person.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity, a majority of whose outstanding Voting Securities shall at any time be owned by the parent or one more Subsidiaries of the parent. Unless expressly provided otherwise, all references herein and in any other Credit Document to any “Subsidiary” or “Subsidiaries” means a Subsidiary or Subsidiaries of the Borrower.

“Taxes” has the meaning set forth in Section 2.13(a).

“Term Advance” means a one-time advance by a Lender to the Borrower as part of a Term Borrowing.

“Term Borrowing” means the Borrowing consisting of simultaneous Term Advances of the same type made by each Lender pursuant to Section 2.1(a).

“Term Commitment” means, for each Lender, the obligation of each Lender to advance to the Borrower the amount set opposite such Lender’s name on Schedule I as its Term Commitment, or if such Lender has entered into any Assignment and Acceptance, set forth for such Lender as its Term Commitment in the Register; provided that, after Term Advances are made on the Restatement Effective Date, the Term Commitment for each Lender shall be zero; and provided further that, the aggregate Term Commitment shall not exceed $9,318,090.33.

“Term Lenders” means Lenders having a Term Commitment or, if such Term Commitments have been terminated, Lenders that are owed Term Advances.

“Term Loan” means the Previous Advances and the Term Advances made or to be made by the Term Lenders to the Borrower hereunder, together with the PIK Portion of the PIK Interest Rate added to the principal amount of any of the Notes in accordance with Section 2.8(c).

“Term Maturity Date” means the earlier of (a) November 1, 2012, and (b) the earlier termination in whole of the Term Commitments and acceleration of the Term Loan pursuant to Article 7.

“Termination Event” means (a) a Reportable Event with respect to a Plan, (b) the withdrawal of the Borrower or any member of the Controlled Group from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

“Voting Securities” means (a) with respect to any corporation, capital stock of the corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person, and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect managers of such limited liability company.

“VWAP” means, as of any date, the Volume Weighted Average Price of the Borrower’s common stock, as determined using Bloomberg function VWAP for the 10 consecutive trading days ending two days before such date, beginning at 9:30 a.m. (New York time) on the first day of the period and ending at 4:30 p.m. (New York time) on the last day of the period.

Section 1.2 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

Section 1.3 Accounting Terms; Changes in GAAP.

(a) All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP applied on a consistent basis with those applied in the preparation of the financial statements delivered to the Administrative Agent for the fiscal year ending December 31, 2009 as required under Section 5.2.

(b) Unless otherwise indicated, all financial statements of the Borrower, all calculations for compliance with covenants in this Agreement and all calculations of any amounts to be calculated under the definitions in Section 1.1 shall be based upon the consolidated accounts of the Borrower and its Subsidiaries in accordance with GAAP and consistent with the principles of consolidation applied in preparing the Borrower’s Financial Statements referred to in Section 4.4.

(c) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders Financial Statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.4 Miscellaneous. Article, Section, Schedule, and Exhibit references are to this Agreement, unless otherwise specified. All references to instruments, documents, contracts, and agreements are references to such instruments, documents, contracts, and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified and shall include all schedules and exhibits thereto unless otherwise specified. Any reference herein to any law shall be construed as referring to such law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time. Any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to the restrictions contained herein). The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” means “including, without limitation,”. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

ARTICLE 2

CREDIT FACILITIES

Section 2.1 Term Commitments.

(a) Term Commitments.

(i) Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make to the Borrower on the Restatement Effective Date, a Term Advance in an amount not to exceed such Lender’s Term Commitment. The Term Loan is not a revolving facility; once the Term Advances are made, the Lenders shall have no further obligation to make any additional Advances to the Borrower, whether or not any amounts are repaid thereunder.

(ii) $30,681,909.67 of the Term Loan was previously advanced to Borrower under the Original Credit Agreement (the “Previous Advances”). As of the Restatement Effective Date immediately prior to giving effect to the transaction contemplated by this Agreement, the outstanding principal balance of the Term Loan was $30,681,909.67.

Subject to the terms and conditions of this Agreement, the principal balance of the Previous Advances and entire principal balance of the Term Advances made pursuant to Section 2.1(a)(i) shall constitute the outstanding principal balance of Term Loans under this Agreement.

(b) Reduction of the Term Commitments. On the making of the Term Advances on the Restatement Effective Date, each Lender’s Term Commitment shall be reduced to zero. Any reduction or termination of the Term Commitments pursuant to this Section 2.1(b) shall be permanent, with no obligation of the Lenders to reinstate such Commitments.

(c) Notes. The indebtedness of the Borrower to each Lender resulting from Term Advances owing to such Lender made pursuant to Section 2.1(a) and PIK Interest pursuant to Section 2.8(c) shall be evidenced by a Note.

Section 2.2 Intentionally Omitted

Section 2.3 Intentionally Omitted.

Section 2.4 Intentionally Omitted.

Section 2.5 Prepayments.

(a) Right to Prepay. The Borrower shall have no right to prepay any principal amount of any Term Loan except as provided in this Section 2.5.

(b) Optional. The Borrower may elect to prepay the Term Loan without penalty or premium after giving by 12:00 p.m. (New York time) at least three Business Days’ prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment. If any such notice is given, the Borrower shall prepay the Term Loan in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid.

(c) Mandatory.

(i) If in any fiscal quarter, commencing with the fiscal quarter ending June 30, 2010, the Borrower has EBITDA in excess of $4,500,000, the Borrower shall prepay the Term Loan on the date Financial Statements for such fiscal quarter are delivered pursuant to Section 5.2(b) in an amount equal to 50% of the EBITDA in excess of $4,500,000, as determined with reference to the Compliance Certificate delivered by the Borrower for such period.

(ii) If the Borrower completes a sale of its Artificial Lift Division that results in cash proceeds to the Borrower in excess of $5,000,000, the Borrower will prepay the Term Loan upon the closing of such sale in an amount equal to (i) 50% of the amount of such cash proceeds in excess of $5,000,000 and up to and including $15,000,000, plus (ii) 75% of such cash proceeds in excess of $15,000,000.

(iii) If the Borrower completes an asset sale permitted by Section 6.8(iii), the Borrower will prepay the Term Loan to the extent the cash proceeds of such sale are not reinvested in similar equipment within 90 days after the receipt of such proceeds.

(iv) If the Borrower receives a refund of any income taxes prior to the maturity of the 2010 Convertible Senior Notes, within three days following the receipt of such refund, the Borrower will prepay the Term Loan in an amount equal to 75% of such refund.

(d) Interest; Costs. Each prepayment pursuant to this Section 2.5 shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment.

(e) Application of Prepayments. Each prepayment of the Term Loan pursuant to Sections 2.5(b) and 2.5(c) shall be applied to the scheduled principal installments of the Term Advances in the inverse order of maturity until such time as the Term Loan is repaid in full.

Section 2.6 Repayment.

(a) Cash Payments. The Borrower shall pay to the Administrative Agent for the ratable benefit of each Term Lender the aggregate outstanding principal amount of the Term Loan in quarterly installments of cash of (i) $250,000 on September 30, 2010, (ii) $500,000 on December 31, 2010, (iii) $750,000 on March 31, 2011 and (iv) $1,000,000.00 each, payable on each March 31, June 30, September 30, and December 31 thereafter, commencing with June 30, 2011, and a final installment of the remaining, unpaid principal balance of the Term Loan payable on the Term Maturity Date.

(b) Stock Payments. Subject to Section 2.9, if as of 10 Business Days prior to any quarterly payment date (the “Determination Date”), commencing with the quarterly payment date on June 30, 2010, (i) Shareholder Approval has occurred and (ii) the VWAP is equal to or greater than the Commitment Fee Price, upon election by any Lender given at least five Business Days prior to such quarterly payment date, the Borrower shall issue to each such electing Lender on the applicable quarterly payment date a number of shares of the Borrower’s common stock determined by dividing (A) such Lender’s ratable share of $1,000,000 (the “Stock Payment Amount”) by (B) 95% of the VWAP as of such Determination Date (the “Stock Payment Price”), and the principal amount of the Term Loan held by such Lender shall be reduced by such Stock Payment Amount. In the event that the Borrower is not able to issue to a Lender common stock in payment of the Stock Payment Amount owed to such Lender due to the limitations of Section 2.9, the Borrower shall limit the number of shares of common stock issued to such Lender to the amount allowed by Section 2.9, if any, and the principal amount of the Term Loan held by such Lender shall be reduced by an amount equal to the number of shares of common stock so issued multiplied by the Stock Payment Price. Limitations on the amount of common stock which may be issued by the Borrower under this Section 2.6(b) to one Lender due to the limitations of Section 2.9 shall not affect the amount of common stock which may be issued by the Borrower to other electing Lenders under this Section 2.6(b), unless the application of Section 2.9 would also limit those payments. As used in this Section 2.6(b), a Lender’s ratable share shall be determined with reference to such Lender’s pro rata share of the Term Loan on the applicable Determination Date.

Section 2.7 Fees.

(a) Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a Commitment Fee of $7,300,000. The Commitment Fee will be fully earned on the Restatement Effective Date and will be payable by the Borrower to the Administrative Agent for the ratable account of each Lender as set forth in this Section 2.7. As used in this Section 2.7(a), a Lender’s ratable share shall be determined with reference to such Lender’s pro rata share of the Term Loan on the Restatement Effective Date.

(i) Initial Commitment Fee. On the Restatement Effective Date, the Borrower shall pay to the Administrative Agent, for the ratable account of each Lender, the following increments of the Commitment Fee:

(A) $800,000 in cash; and

(B) subject to Section 2.9, $4,500,000 in common stock of the Borrower. The number of shares of the Borrower’s common stock to be issued to each Lender will be determined by dividing (I) such Lender’s ratable share of $4,500,000 by (II) the greater of (1) 95% of VWAP determined as of the Restatement Effective Date and (2) 95% of the closing price of the Borrower’s common stock on the Restatement Effective Date (any such payment in accordance with this clause (B), the “Initial Commitment Fee Stock Payment”).

Notwithstanding clause (B) above, if the Initial Commitment Fee Stock Payment will result in a Lender (together with such Lender’s Affiliates, and any other Persons acting as a group together with such Lender or any of such Lender’s Affiliates), beneficially owning in excess of the Beneficial Ownership Limitation, the portion of the Initial Commitment Fee Stock Payment due to such Lender that is in excess of the Beneficial Ownership Limitation (such amount, the “Excess Initial Commitment Fee Payment”) shall be paid to such Lender in cash; provided, however, that to the extent the Excess Initial Commitment Fee Payment payable to such Lender exceeds $250,000, the amount of the Excess Initial Commitment Fee Payment remaining after the payment to such Lender of $250,000 in cash (such remaining amount, the “Remaining Excess Initial Commitment Fee Payment”) shall be paid as follows:

(x) subject to Section 2.9, 50% of the Remaining Excess Initial Commitment Fee Payment shall be paid in the Borrower’s common stock by the Borrower to such Lender on the Six Month Commitment Fee Payment Date (as hereinafter defined) together with the Six Month Commitment Fee Payment (as hereinafter defined), and the number of shares of the Borrower’s common stock to be issued to such Lender in payment of this portion of the Remaining Excess Initial Commitment Fee Payment will be determined by dividing (I) such portion of the Remaining Excess Initial Commitment Fee Payment by (II) the greater of (1) 90% of VWAP determined as of the Restatement Effective Date and (2) 90% of the closing price of the Borrower’s common stock on the Restatement Effective Date; and

(y) subject to Section 2.9, 50% of the Remaining Excess Initial Commitment Fee Payment shall be paid in the Borrower’s common stock by the Borrower to such Lender on the One Year Commitment Fee Payment Date (as hereinafter defined) together with the One Year Commitment Fee Payment (as hereinafter defined), and the number of shares of the Borrower’s common stock to be issued to such Lender in payment of this portion of the Remaining Excess Initial Commitment Fee Payment will be determined by dividing (I) such portion of the Remaining Excess Initial Commitment Fee Payment by (II) the greater of (1) 85% of VWAP determined as of the Restatement Effective Date and (2) 85% of the closing price of the Borrower’s common stock on the Restatement Effective Date.

To the extent any portion of the Remaining Excess Initial Commitment Fee Payment cannot be made to a Lender under the foregoing clauses (x) or (y) due to the operation of Section 2.9, such portion of the Remaining Excess Initial Commitment Fee Payment must be paid on the dates described in such clauses by the Borrower to the Administrative Agent, for the account of such Lender, in cash.

(ii) Six Month Commitment Fee Payment. On the six month anniversary of the Restatement Effective Date (the “Six Month Commitment Fee Payment Date”), the Borrower shall pay to the Administrative Agent, for the ratable account of each Lender, $1,000,000 (the “Six Month Commitment Fee Payment”) in cash, unless the Borrower or a Lender elects (to the extent permitted by Section 2.9) to receive Borrower’s common stock in accordance with the following:

(A) If the VWAP as of the Business Day immediately preceding the Six Month Commitment Fee Payment Date is equal to or greater than $1.00, then the Borrower may elect to pay all or any portion of the Six Month Commitment Fee Payment in the Borrower’s common stock.

(B) If the VWAP as of the Business Day immediately preceding the Six Month Commitment Fee Payment Date is less than $1.00, then each Lender may elect, in such Lender’s sole discretion, to receive all or any portion of its ratable share of the Six Month Commitment Fee Payment in the Borrower’s common stock.

The number of shares of the Borrower’s common stock to be issued to each Lender in payment under this clause (ii) will be determined by dividing (I) (x) in the case of an election by the Borrower under subclause (A), such Lender’s ratable share of the portion of the Six Month Commitment Fee Payment that the Borrower has elected to pay in common stock and (y) in the case of an election by a Lender under subclause (B), the portion of such Lender’s ratable share of the Six Month Commitment Fee that such Lender has elected to take in common stock by (II) the greater of (1) 90% of VWAP determined as of the Restatement Effective Date and (2) 90% of the closing price of the Borrower’s common stock on the Restatement Effective Date. To the extent any payment or portion of a payment under the foregoing subclauses (A) or (B) cannot be made to a Lender due to the operation of Section 2.9, such payment or portion thereof must be paid on the Six Month Commitment Fee Payment Date by the Borrower to the Administrative Agent, for the account of such Lender, in cash.

(iii) One Year Commitment Fee Payment. On the one year anniversary of the Restatement Effective Date (the “One Year Commitment Fee Payment Date”), the Borrower shall pay to the Administrative Agent, for the ratable account of each Lender, $1,000,000 (the “One Year Commitment Fee Payment”) in cash, unless the Borrower or a Lender elects (to the extent permitted by Section 2.9) to receive the Borrower’s common stock of the Borrower in accordance with the following:

(A) If the VWAP as of the Business Day immediately preceding the One Year Commitment Fee Payment Date is equal to or greater than $1.00, then the Borrower may elect to pay all or any portion of the One Year Commitment Fee Payment in the Borrower’s common stock.

(B) If the VWAP as of the Business Day immediately preceding the One Year Commitment Fee Payment Date is less than $1.00, then each Lender may elect, in such Lender’s sole discretion, to receive all or any portion of its ratable share of the One Year Commitment Fee Payment in the Borrower’s common stock.

The number of shares of the Borrower’s common stock to be issued to each Lender in payment under this clause (iii) will be determined by dividing (I) (x) in the case of an election by the Borrower under subclause (A), such Lender’s ratable share of the portion of the One Year Commitment Fee Payment that the Borrower has elected to pay in common stock and (y) in the case of an election by a Lender under subclause (B), the portion of such Lender’s ratable share of the One Year Commitment Fee that such Lender has elected to take in common stock by (II) the greater of (1) 85% of VWAP determined as of the Restatement Effective Date and (2) 85% of the closing price of the Borrower’s common stock on the Restatement Effective Date. To the extent any payment or portion of a payment under the foregoing subclauses (A) or (B) cannot be made to a Lender due to the operation of Section 2.9, such payment or portion thereof must be paid on the One Year Commitment Fee Payment Date by the Borrower to the Administrative Agent, for the account of such Lender, in cash.

Notwithstanding anything to the contrary contained in this Section 2.7(a), the Borrower shall have no right to elect to pay any portion of the Commitment Fee in the Borrower’s common stock to a Lender to the extent that after giving effect to the issuance of the common stock hereunder, such Lender (together with the Lender’s Affiliates, and any other Persons acting as a group together with the Lender or any of the Lender’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation, calculated in accordance with Section 2.9.

(b) Administrative Agent Fee. The Borrower agrees to pay the fees to the Administrative Agent as set forth in the Fee Letter.

Section 2.8 Interest.

(a) Regular Interest. Subject to Section 2.8(c), the Notes shall bear interest at the Regular Interest Rate in effect from time to time for such period, provided that while an Event of Default is continuing the Notes shall bear interest at the rate of 15% per annum. The Borrower shall pay to Administrative Agent for the ratable account of each Lender, in cash, all accrued but unpaid interest on such Lender’s Notes on each March 31, June 30, September 30, and December 31, commencing on June 30, 2010, and on the Term Maturity Date.

(b) Payment of First Period Interest. On the Restatement Effective Date, the Borrower shall pay to the Administrative Agent for the ratable account of each Lender, in cash, interest which will accrue on the Notes for the period from the Restructuring Effective Date through June 30, 2010, calculated in accordance with Section 2.8(a) (the “Initial Interest Payment”).

(c) PIK Interest. So long as no Default is continuing, the Borrower may elect by giving the Administrative Agent written notice at least 90 days prior to any interest payment date, commencing with the interest payment date on September 30, 2010, to pay interest at the PIK Interest Rate for the quarter ending on such interest payment date. If the Borrower makes such an election, (i) the Notes shall bear interest at the PIK Interest Rate for the quarter ending on such interest payment date, (ii) the Borrower shall pay to the Administrative Agent for the ratable account of each Lender, in cash, the Cash Portion of the PIK Interest Rate, (iii) the principal amount of the Notes shall be increased by the PIK Portion of the PIK Interest Rate, and (iv) at the request of any Lender, the Borrower will execute and deliver a new Note to such Lender in a principal amount equal to the outstanding principal amount owed to such Lender; provided that if an Event of Default is continuing, then, notwithstanding any prior election by the Borrower to pay interest at the PIK Interest Rate, the Notes shall bear interest at the rate of 15% per annum, payable only in cash.

Section 2.9 Beneficial Ownership. Notwithstanding anything to the contrary in this Agreement, a Lender shall not have the right to receive shares of the Borrower’s common stock pursuant to this Agreement and the Borrower shall not issue shares of the Borrower’s common stock to such Lender, in each case to the extent that after giving effect to the issuance of such common stock of the Borrower, the Lender (together with the Lender’s Affiliates, and any other Persons acting as a group together with the Lender or any of the Lender’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation. For purposes of the foregoing sentence, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 2.9 applies, the determination of whether the Lender may elect to receive shares of the Borrower’s common stock under this Agreement (in relation to other securities owned by the Lender together with any Affiliates) and of the amount of shares of the Borrower’s common stock that the Lender may elect to receive under this Agreement shall be in the sole discretion of the Lender, and the submission of an election under Section 2.6(b) or 2.7(a) of this Agreement shall be deemed to be the Lender’s determination of whether it may elect to receive shares of the Borrower’s common stock under such Section (in relation to other securities owned by the Lender together with any Affiliates) and of the amount of shares of the Borrower’s common stock that the Lender may elect to receive under Section 2.6(b) or 2.7(a), in each case subject to the Beneficial Ownership Limitation, and the Borrower shall have no obligation to verify or confirm the accuracy of such determination.

To the extent that the limitation contained in this Section 2.9 applies, the determination of whether the Borrower may issue shares of common stock to a Lender under this Agreement (in relation to other securities owned by the Lender together with any Affiliates) and of the amount of shares of the Borrower’s common stock that the Borrower may issue to the Lender under this Agreement shall be in the sole discretion of the Lender. Prior to any issuance of shares of common stock by the Borrower pursuant to Section 2.7(a), the Borrower will confirm with each Lender whether the Borrower may issue shares of common stock and if so, in what amounts, to such Lender and such Lender’s determination of whether it may receive shares of the Borrower’s common stock under Section 2.7(a) (in relation to other securities owned by the Lender together with any Affiliates) and of the amount of shares of the Borrower’s common that the Lender may receive under Section 2.7(a), in each case subject to the Beneficial Ownership Limitation, and the Borrower shall have no obligation to verify or confirm the accuracy of such determination.

In addition, a determination as to any group status as contemplated in this Section shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2.9, in determining the number of outstanding shares of the Borrower’s common stock, a Lender may rely on the number of outstanding shares of the Borrower’s common stock as reflected in (i) the Borrower’s most recent periodic or annual report filed with the SEC, (ii) a more recent public announcement by the Borrower or (iii) a more recent written notice by the Borrower or the transfer agent of the Borrower’s common stock setting forth the number of shares of the Borrower’s common stock outstanding. Upon the written or oral request of a Lender, the Borrower shall within two business days confirm orally and in writing to the Lender the number of shares of the Borrower’s common stock then outstanding.

Section 2.10 Intentionally Omitted.

Section 2.11 Increased Costs.

(a) Capital Adequacy. If, after the Restatement Effective Date, any Lender shall have determined that the adoption of any applicable law, rule, or regulation regarding capital adequacy or any change therein or in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on the capital of financial institutions generally, including such Lender or any corporation controlling such Lender, as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then from time to time within three Business Days after written demand by such Lender, the Borrower shall pay to such Lender such additional amount or amounts as such Lender determines in good faith to be necessary to compensate such Lender for such reduction.

(b) Mitigation. Each Lender shall promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the Restatement Effective Date, which will entitle such Lender to compensation pursuant to this Section 2.11 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this Section 2.11 shall furnish to the Borrower and the Administrative Agent a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be determined by such Lender in good faith and which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

Section 2.12 Payments and Computations.

(a) Payments. All payments of principal, interest, and other amounts to be made by the Borrower under this Agreement and other Credit Documents shall be made to the Administrative Agent in Dollars and in immediately available funds, without setoff, deduction, or counterclaim.

(b) Payment Procedures. The Borrower shall make each payment under this Agreement and under the Notes not later than 12:00 p.m. (New York time) on the day when due in Dollars to the Administrative Agent at the location referred to in the Notes (or such other location as the Administrative Agent shall designate in writing to the Borrower) in same day funds. The Administrative Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable solely to the Administrative Agent or a specific Lender pursuant to Sections 2.11, 2.13, 2.14, and 9.2 but after taking into account payments effected pursuant to Section 9.1) in accordance with each Lender’s applicable pro rata share to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon receipt of other amounts due solely to the Administrative Agent or a specific Lender, the Administrative Agent shall distribute such amounts to the appropriate party to be applied in accordance with the terms of this Agreement.

(c) Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.

(d) Computations. All computations of all interest and fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an amount of interest or fees shall be conclusive and binding for all purposes, absent manifest error.

(e) Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of the Advances made by it in excess of its ratable share of payments on account of the Advances obtained by the Lenders, such Lender shall notify the other Lenders and forthwith purchase from the other Lenders such participations in the Advances made by it as shall be necessary to cause such purchasing Lender to share the excess payment ratably with the other Lenders; provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from the other Lenders shall be rescinded and each such Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share, but without interest. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.12(e) may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

(f) In connection with the payment of any amounts hereunder by the delivery of shares of common stock, no fractional shares of common stock shall be issued, but the Borrower shall pay a cash adjustment in respect of any fractional interest in an amount equal to the fractional interest multiplied by the per share value of such common stock for purposes of such payment, rounded to the nearest whole cent.

Section 2.13 Taxes.

(a) No Deduction for Certain Taxes. Any and all payments by the Borrower under any of the Credit Documents to the Administrative Agent or a Lender shall be made, in accordance with Section 2.12, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent or a Lender, (i) taxes imposed on its income and franchise or similar taxes imposed on it by the jurisdiction (or any political subdivision thereof) under the laws of which (or under the laws of a political subdivision of which) (A) the Administrative Agent or such Lender is organized or in which its principal executive office is located or (B) in the case of each Lender, such Lender’s Applicable Lending Office is located and (ii) any taxes imposed by the United States of America by means of withholding at the source, if and to the extent such United States withholding taxes are in effect on the date a Lender becomes a Lender hereunder (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as “Taxes”). Except as provided in Section 2.13(f), if the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to the Administrative Agent, or any Lender, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13), such Lender receives an amount equal to the sum it would have received had no such deductions been made; (ii) the Borrower shall make such deductions; and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority or other authority in accordance with applicable law.

(b) Other Taxes. In addition, except as provided in Section 2.13(f), the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made under any Credit Document or from the execution, delivery, or registration of, or otherwise with respect to, this Agreement, the Notes, or the other Credit Documents (hereinafter referred to as “Other Taxes”).

(c) Indemnification. EXCEPT AS PROVIDED IN SECTION 2.13(F), THE BORROWER INDEMNIFIES EACH LENDER AND THE ADMINISTRATIVE AGENT FOR THE FULL AMOUNT OF TAXES OR OTHER TAXES (INCLUDING, WITHOUT LIMITATION, ANY TAXES OR OTHER TAXES IMPOSED ON AMOUNTS PAYABLE UNDER THIS SECTION 2.13) PAID BY SUCH LENDER OR THE ADMINISTRATIVE AGENT (AS THE CASE MAY BE) AND ANY LIABILITY (INCLUDING INTEREST AND EXPENSES) ARISING THEREFROM OR WITH RESPECT THERETO, WHETHER OR NOT SUCH TAXES OR OTHER TAXES WERE CORRECTLY OR LEGALLY ASSERTED.

(d) Evidence of Tax Payments. As soon as practicable after any payment of Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of any receipt issued by such Governmental Authority evidencing such payment.

(e) Foreign Lender Withholding Exemption. Each Lender that is not incorporated under the laws of the United States of America or a state thereof and that is entitled to an exemption from United States withholding tax with respect to payments under this Agreement under applicable law or any treaty to which the United States is a party shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation (including Internal Revenue Service Forms W-8BEN or W-8ECI) prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding.

(f) Failure to Provide Forms. For any period with respect to which a Lender has failed to provide the Borrower or the Administrative Agent with the appropriate forms referred to in this Section 2.13 (unless such failure is due to a change in treaty, law or regulation occurring after the date on which such Lender becomes a Lender hereunder), such Lender shall not be entitled to indemnification or payment under the Section 2.13(a), (b), or (c) with respect to Taxes imposed by the United States; provided that if a Lender, that is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request, and at the expenses of such Lender, to assist such Lender to recover such Taxes.

(g) Mitigation. Each Lender shall use reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its Applicable Lending Office or change the jurisdiction of its Applicable Lending Office, as the case may be, so as to avoid the imposition of any Taxes or Other Taxes or to eliminate or reduce the payment of any additional sums under this Section 2.13; provided, that no such selection or change of jurisdiction for its Applicable Lending Office shall be made if, in the reasonable judgment of such Lender, such selection or change would be disadvantageous to such Lender.

(h) Tax Credits and Refunds. If the Administrative Agent or a Lender has determined that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional sums pursuant to this Section 2.13, or if the Administrative Agent or a Lender has determined that it received a credit from any Governmental Authority to which the Administrative Agent or such Lender would not be entitled but for the payment by the Borrower of Taxes, Other Taxes or additional sums pursuant to this Section 2.13, at the Borrower’s request it shall pay over the amount of such refund or credit to the Borrower (but only to the extent of indemnity payments made, or additional sums paid, by the Borrower under this Section 2.13 with respect to the Taxes or Other Taxes giving rise to such refund or credit), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event and to the extent that the Administrative Agent or such Lender is required to repay such refund or credit to such Governmental Authority.

(i) Payment. If the Administrative Agent or any Lender becomes entitled to receive payment of Taxes, Other Taxes or additional sums pursuant to this Section 2.13, it shall give notice and demand thereof to the Borrower, and the Borrower (unless the

Administrative Agent or Lender shall withdraw such notice and demand or the Borrower is not obligated to pay such amounts) shall pay such Taxes, Other Taxes or additional sums within 30 days after the Borrower’s receipt of such notice and demand.

Section 2.14 Replacement of Lenders. If the Borrower is required pursuant to Sections 2.11 or 2.13 to make any additional payment to any Lender (any such Lender, an “Affected Lender”), then, in the case of any Affected Lender, the Borrower may, upon notice to the Affected Lender and the Administrative Agent and at the Borrower’s sole cost and expense, require such Affected Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.7), all of its interests, rights and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that, in any event:

(a) as to assignments requested by the Borrower, the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.7;

(b) such Affected Lender shall have received payment of an amount equal to the outstanding principal of its Term Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents in its capacity as a Term Lender from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 2.13, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Legal Requirements.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower or the Administrative Agent to require such assignment and delegation cease to apply.

Section 2.15 Intentionally Omitted.

ARTICLE 3

CONDITIONS OF LENDING

Section 3.1 Conditions Precedent to Term Borrowing and Amendment and Restatement. The amendment and restatement of the Original Credit Agreement pursuant to the terms of this Agreement and the obligation of each Lender to make the Term Advances shall be subject to the conditions precedent that:

(a) Documentation. The Administrative Agent shall have received the following, duly executed by all the parties thereto, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders:

(i) this Agreement and all attached Exhibits and Schedules and the Notes payable to the order of each applicable Lender;

(ii) the Guaranty executed by each Guarantor;

(iii) the Security Agreement executed by the Borrower and each of its Subsidiaries, together with appropriate UCC-1 and UCC-3 financing statements, if any, necessary or desirable for filing with the appropriate authorities and any other documents, agreements, or instruments necessary to create, perfect or maintain an Acceptable Security Interest in the Collateral described in the Security Agreement;

(iv) amendments to each of the Mortgages, duly executed and delivered by the Borrower and each Subsidiary holding an interest in the underlying real property;

(v) the Registration Rights Agreement executed by the Borrower;

(vi) the Exchange Agreement executed by the Borrower, the other Credit Parties and the Investors party thereto;

(vii) the Intercreditor Agreement executed by the Note Collateral Agent, the Borrower and the other Credit Parties;

(viii) evidence that the Administrative Agent has an Acceptable Security Interest in the Collateral;

(ix) certificates of insurance naming the Administrative Agent as loss payee or additional insured, as applicable, and covering the Borrower’s or its Subsidiaries Properties with such insurance carriers, for such amounts and covering such risks that are acceptable to the Administrative Agent;

(x) a certificate from an authorized officer of the Borrower dated as of the Restatement Effective Date stating that as of such date (A) all representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects and (B) no Default has occurred and is continuing;

(xi) a secretary’s certificate from Borrower and each Guarantor certifying such Person’s (A) officers’ incumbency, (B) authorizing resolutions, (C) organizational documents, and (D) governmental approvals, if any, with respect to the Credit Documents to which such Person is a party;

(xii) certificates of good standing for the Borrower and each Guarantor in each state in which each such Person is organized or qualified to do business, which certificate shall be dated a date not earlier than 30 days prior to Restatement Effective Date;

(xiii) a legal opinions of (A) Doherty & Doherty LLP, (B) Andrews Kurth LLP, and (C) Crowe & Dunlevy, each as outside counsel to the Borrower and the Guarantors, in form and substance reasonably acceptable to the Administrative Agent;

(xiv) evidence that all obligations outstanding under the Bilateral Agreement have been satisfied in full and all Liens in favor of Whitebox Advisors LLC, as Administrative Agent on behalf of the lenders party to the Bilateral Agreement, related to the Bilateral Collateral have been released, terminated and otherwise satisfied; and

(xv) such other documents, governmental certificates, agreements, and lien searches as the Administrative Agent or any Lender may reasonably request.

(b) Consents; Authorization; Conflicts. The Borrower shall have received any consents, licenses and approvals required in accordance with applicable law, or in accordance with any document, agreement, instrument or arrangement to which the Borrower, or any of its Subsidiaries, is a party, in connection with the execution, delivery, performance, validity and enforceability of this Agreement and the other Credit Documents. In addition, the Borrower and its Subsidiaries shall have all such material consents, licenses and approvals required in connection with the continued operation of the Borrower and its Subsidiaries, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on this Agreement and the actions contemplated hereby.

(c) Representations and Warranties. The representations and warranties contained in Article 4 and in each other Credit Document shall be true and correct in all material respects on and as of the Restatement Effective Date before and after giving effect to the Borrowings and to the application of the proceeds from such Borrowing, as though made on and as of such date.

(d) Payment of Fees; Initial Interest Payment. The Borrower shall have paid (i) the fees and expenses required to be paid as of the Restatement Effective Date by Sections 2.7 and 9.1 or any other provision of a Credit Document, including, without limitation, all legal fees and expenses of Faegre & Benson LLP; and (ii) the Initial Interest Payment to the Administrative Agent for the ratable account of each Lender, in cash.

(e) Payment of Interest on Previous Advances. The Borrower shall have paid in full all interest accrued on the Previous Advances through the Restatement Effective Date to the Administrative Agent for the ratable account of each Lender, in cash.

(f) Other Proceedings. No action, suit, investigation or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement or any transaction contemplated hereby or (ii) which, in any case, in the judgment of the Administrative Agent, could reasonably be expected to result in a Material Adverse Change.

(g) Other Reports. The Administrative Agent shall have received, in form and substance reasonably satisfactory to it, all environmental reports, and such other reports, audits or certifications as it may reasonably request, which reports the Administrative Agent acknowledges it has received as of the date of this Agreement.

(h) Material Adverse Change. No event or circumstance that could reasonably be expected to result in a material adverse change in the business, condition (financial or otherwise), prospects, or results of operations of the Borrower and its Subsidiaries, taken as a whole, shall have occurred since December 31, 2009.

(i) No Default. No Default shall have occurred and be continuing.

(j) Solvency. The Administrative Agent shall have received a certificate in form and substance reasonably satisfactory to the Administrative Agent from a senior financial officer of the Borrower and each Guarantor of the Borrower certifying that the Borrower and each such Guarantor is Solvent (assuming with respect to each Guarantor, that the fraudulent conveyance savings language contained in the Guaranty applicable to such Guarantor will be given full effect).

(k) Exchange Agreement. The Closing (as defined in the Exchange Agreement) shall have occurred.

(l) Delivery of Financial Statements. The Administrative Agent shall have received true and correct copies of the audited consolidated Financial Statements of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2009.

(m) USA Patriot Act. The Borrower has delivered to each Lender that is subject to the Patriot Act such information requested by such Lender in order to comply with the Patriot Act.

Section 3.2 Intentionally Omitted.

Section 3.3 Determinations Under Section 3.1. For purposes of determining compliance with the conditions specified in Section 3.1, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Credit Documents shall have received written notice from such Lender prior to the Borrowings hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowings.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants as follows:

Section 4.1 Organization. Each Credit Party is duly and validly organized and existing and in good standing under the laws of its jurisdiction of incorporation or formation and is authorized to do business and is in good standing in all jurisdictions in which such qualifications or authorizations are necessary except where the failure could not reasonably be expected to result in a Material Adverse Change. As of the Restatement Effective Date, each Credit Party’s type of organization and jurisdiction of incorporation or formation are set forth on Schedule 4.1.

Section 4.2 Authorization. The execution, delivery, and performance by each Credit Party of each Credit Document to which such Credit Party is a party and the consummation of the transactions contemplated thereby (a) are within such Credit Party’s powers, (b) have been duly authorized by all necessary corporate, limited liability company or partnership action, (c) do not contravene any articles or certificate of incorporation or bylaws, partnership or limited liability company agreement binding on or affecting such Credit Party, (d) do not contravene any law or any contractual restriction binding on or affecting such Credit Party, (e) do not result in or require the creation or imposition of any Lien prohibited by this Agreement, and (f) do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority. At the time of each Advance, such Advance and the use of the proceeds of such Advance are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, do not contravene (i) the Borrower’s articles or certificate (as applicable) of incorporation or bylaws or (ii) any law or any contractual restriction binding on or affecting the Borrower, will not result in or require the creation or imposition of any Lien prohibited by this Agreement, and do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority.

Section 4.3 Enforceability. The Credit Documents have each been duly executed and delivered by each Credit Party that is a party thereto and each Credit Document constitutes the legal, valid, and binding obligation of each Credit Party that is a party thereto enforceable against such Credit Party in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally and by general principles of equity whether applied by a court of law or equity.

Section 4.4 Financial Condition.

(a) The Borrower has delivered to the Administrative Agent the unaudited Financial Statements for the Borrower and its Subsidiaries dated as of December 31, 2009 for the fiscal year ending thereon. The Financial Statements referred to in the preceding sentence have been prepared in accordance with GAAP and present fairly the consolidated financial condition of the aforementioned Persons as of the respective dates thereof. As of the date of the aforementioned Financial Statements, there were no material contingent obligations, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of the applicable Persons, except as disclosed therein and adequate reserves for such items have been made in accordance with GAAP.

(b) Since December 31, 2009, no event or condition has occurred that could reasonably be expected to result in Material Adverse Change.

Section 4.5 Ownership and Liens; Real Property. Each of the Borrower and its Subsidiaries (a) has good and marketable title to, or a valid and subsisting leasehold interest in, all real property, and good title to all personal Property, used in its business, and (b) none of the Property owned or leased by the Borrower or a Subsidiary of the Borrower is subject to any Lien except Permitted Liens. As of the Restatement Effective Date, the Borrower and its Subsidiaries do not own or lease any real property other than that listed on Schedule 4.5.

Section 4.6 True and Complete Disclosure. All written factual information (whether delivered before or after the date of this Agreement) prepared by or on behalf of the Borrower and its Subsidiaries and furnished to the Administrative Agent or the Lenders for purposes of or in connection with this Agreement, any other Credit Document or any transaction contemplated hereby or thereby does not contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. There is no fact known to any officer of the Borrower on the date of this Agreement that has not been disclosed to the Administrative Agent that could reasonably be expected to result in a Material Adverse Change. All projections, estimates, budgets, and pro forma financial information furnished by the Borrower or any of its Subsidiaries (or on behalf of the Borrower or any such Subsidiary), were prepared on the basis of assumptions, data, information, tests, or conditions (including current and reasonably foreseeable business conditions) believed to be reasonable at the time such projections, estimates, and pro forma financial information were furnished.

Section 4.7 Litigation. There are no actions, suits, or proceedings pending or, to Borrower’s knowledge, threatened against the Borrower or any Subsidiary of the Borrower, at law, in equity, or in admiralty, or by or before any Governmental Authority, which could reasonably be expected to result in a Material Adverse Change. Additionally, except as disclosed in writing to the Administrative Agent and the Lenders, there is no pending or, to the knowledge of the Borrower, threatened action or proceeding instituted against any of the Borrower or any of Subsidiary of the Borrower which seeks to adjudicate any of the Borrower or any of Subsidiary of the Borrower as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property; provided that this Section 4.7 does not apply with respect to Environmental Claims.

Section 4.8 Compliance with Agreements.

(a) Neither the Borrower nor any of its Subsidiaries is a party to any indenture, loan or credit agreement or any lease or any other types of agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation the performance of or compliance with which could reasonably be expected to cause a Material Adverse Change. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any contract, agreement, lease or any other types of agreement or instrument to which the Borrower or such Subsidiary is a party and which could reasonably be expected to cause a Material Adverse Change. To the best knowledge of the Borrower, neither the Borrower nor any of its Subsidiaries is in default under, or has received a notice of default under, any contract, agreement, lease or any other document or instrument to which the Borrower or its Subsidiaries is a party which is continuing and which, if not cured, could reasonably be expected to cause a Material Adverse Change.

(b) No Default has occurred and is continuing.

(c) The consummation of the transactions contemplated by this Agreement does not result in any acceleration, or permit the acceleration, of the maturity of any Debt prior to the stated maturity thereof, or permit any Person to exercise any put or redemption rights or otherwise exercise any rights under any securities issued by the Borrower.

Section 4.9 Pension Plans. (a) Except for matters that could not reasonably be expected to result in a Material Adverse Change, all Plans are in compliance in all material respects with all applicable provisions of ERISA, (b) no Termination Event has occurred with respect to any Plan that would result in an Event of Default under Section 7.1(i), and, except for matters that could not reasonably be expected to result in a Material Adverse Change, each Plan has complied with and been administered in all material respects in accordance with applicable provisions of ERISA and the Code, (c) no “accumulated funding deficiency” (as defined in Section 302 of ERISA) has occurred, and for plan years after December 31, 2009, no unpaid minimum required contribution exists, and there has been no excise tax imposed under Section 4971 of the Code, (d) to the knowledge of Borrower, no Reportable Event has occurred with respect to any Multiemployer Plan, and each Multiemployer Plan has complied with and been administered in accordance with applicable provisions of ERISA and the Code, (e) the present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits in an amount that could reasonably be expected to result in a Material Adverse Change, (f) neither the Borrower nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any unsatisfied withdrawal liability that could reasonably be expected to result in a Material Adverse Change or an Event of Default under Section 7.1(j), and (g) except for matters that could not reasonably result in a Material Adverse Change, as of the most recent valuation date applicable thereto, neither the Borrower nor any member of the Controlled Group would become subject to any liability under ERISA if the Borrower or any Subsidiary of the Borrower has received notice that any Multiemployer Plan is insolvent or in reorganization. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, the Borrower has no reason to believe that the annual cost during the term of this Agreement to the Borrower or any Subsidiary of the Borrower for post-retirement benefits to be provided to the current and former employees of the Borrower or any Subsidiary of the Borrower under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) could, in the aggregate, reasonably be expected to cause a Material Adverse Change.

Section 4.10 Environmental Condition.

(a) Permits, Etc. The Credit Parties (i) have obtained all material Environmental Permits necessary for the ownership and operation of their respective

Properties and the conduct of their respective businesses; (ii) except as set forth in Schedule 4.10, have at all times been and are in material compliance with all terms and conditions of such Permits and with all other material requirements of applicable Environmental Laws; (iii) have not received written notice of any material violation or alleged material violation of any Environmental Law or Environmental Permit; and (iv) are not subject to any actual or contingent Environmental Claim which could reasonably be expected to cause a Material Adverse Change.

(b) Certain Liabilities. Except as set forth on Schedule 4.10, to the Borrower’s best knowledge, none of the present or previously owned or operated Property any of the Credit Parties or of any of their former Subsidiaries, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by any Obligor, wherever located, which could reasonably be expected to cause a Material Adverse Change; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response that could cause a Material Adverse Change.

(c) Certain Actions. Without limiting the foregoing, (i) all necessary material notices have been properly filed, and no further action is required under current applicable Environmental Law as to each Response or other restoration or remedial project undertaken by the Borrower, any of its Subsidiaries or any of the Borrower’s or such Subsidiary’s former Subsidiaries on any of their presently or formerly owned or operated Property and (ii) the present and, to the Borrower’s best knowledge, future liability, if any, of the Borrower or of any Borrower’s Subsidiary which could reasonably be expected to arise in connection with requirements under Environmental Laws will not result in a Material Adverse Change.

Section 4.11 Subsidiaries. As of the Restatement Effective Date, the Borrower has no Subsidiaries other than those listed on Schedule 4.11. Each Subsidiary of the Borrower (including any such Subsidiary formed or acquired subsequent to the Restatement Effective Date) has complied with the requirements of Section 5.6.

Section 4.12 Investment Company Act. Neither the Borrower nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Neither the Borrower nor any of its Subsidiaries is subject to regulation under any Federal or state statute, regulation or other Legal Requirement which limits its ability to incur Debt.

Section 4.13 Exemption from Securities Registration. Assuming the accuracy of the representations of the Lenders in Section 9.18 of this Agreement on the date hereof, on the

Restatement Effective Date and the date(s) of the issuance of any shares of the Borrower’s common stock pursuant to Sections 2.6(b) or 2.7(a) hereof, the offer and issuance of the Securities to Lenders hereunder (assuming no change in applicable law prior to the date the such Securities are issued), are and will be exempt from the registration and prospectus delivery requirements of the Securities Act and have been or will be registered or qualified (or are or will be exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither the Borrower, nor any of its Affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would require registration under the Securities Act of the issuance of the Securities to the Lenders. Other than material filed by the Borrower with the SEC, the Borrower has not distributed and will not distribute prior to the Restatement Effective Date any offering material in connection with the issuance of the Securities to the Lenders. The Borrower has not taken any action to sell, offer for sale or solicit offers to buy any securities of the Borrower that would bring the issuance of shares of the Securities to the Lenders within the provisions of Section 5 of the Securities Act, unless such offer, issuance or sale was or shall be within the exemptions of Section 4 of the Securities Act.

Section 4.14 Taxes. Proper and accurate (in all material respects), federal, state, local and foreign tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by the Borrower, each Subsidiary of the Borrower, and each member of the Affiliated Group as determined under Section 1504 of the Code (hereafter collectively called the “Tax Group”) have been filed with the appropriate Governmental Authorities, and all taxes (which are material in amount) and other impositions due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceeding or to the extent existing on the date hereof and described on Schedule 4.14. Neither the Borrower nor any member of the Tax Group has given, or been requested to give, a waiver of the statute of limitations relating to the payment of any federal, state, local or foreign taxes or other impositions. None of the Property owned by the Borrower or any other member of the Tax Group is Property which the Borrower or any member of the Tax Group is required to treat as being owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Code. Proper and accurate amounts have been withheld by the Borrower and all other members of the Tax Group from their employees for all periods to comply in all material respects with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law.

Section 4.15 Permits, Licenses, etc. Each of the Borrower and its Subsidiaries possesses all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, and copyrights which are material to the conduct of its business. Each of the Borrower and its Subsidiaries manages and operates its business in accordance with all applicable Legal Requirements except where the failure to so manage or operate could not reasonably be expected to result in a Material Adverse Change; provided that this Section 4.15 does not apply with respect to Environmental Permits.

Section 4.16 Use of Proceeds. The proceeds of the Advances will be used by the Borrower for the purposes described in Section 6.6. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of any Advance will be used to purchase or carry any margin stock in violation of Regulation T, U or X.

Section 4.17 Condition of Property; Casualties. The material Properties used or to be used in the continuing operations of the Borrower and each of its Subsidiaries, are in good working order and condition, normal wear and tear excepted. Neither the business nor the material Properties of the Borrower and each of its Subsidiaries has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy, which effect could reasonably be expected to cause a Material Adverse Change.

Section 4.18 Insurance. Each of the Borrower and its Subsidiaries carry insurance (which may be carried by the Borrower on a consolidated basis) with reputable insurers in respect of such of their respective Properties, in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses or, self-insure to the extent that is customary for Persons of similar size engaged in similar businesses.

Section 4.19 Securities Laws. Based in part upon the representations and warranties of the Lenders contained in Section 9.18, no consent, authorization, approval, permit or order of or filing with any Governmental Authority is required under current laws and regulations in connection with the offer, issuance, sale or delivery of the common stock other than the qualification thereof, if required, under applicable state securities laws, which qualification has been or will be effected as a condition of these sales under the transactions contemplated herein. The offer, issuance, sale and delivery of the common stock will not under current laws and regulations require compliance with the prospectus delivery or registration requirements of the Securities Act.

Section 4.20 Capital Stock. The authorized capital stock of the Borrower consists of (i) 80,000,000 shares of common stock, par value $0.0001, of which (A) 25,056,627 shares were issued and outstanding as of the date of this Agreement, and (B) 12,397,137 shares were reserved for issuance upon the exercise or conversion, as the case may be, of outstanding options, warrants or other convertible securities as of the date of this Agreement; and (ii) 100,000 shares of preferred stock, of which 16,000 shares have been designated as Series A Cumulative Convertible Preferred Stock (the “Series A Preferred Stock”), of which 13,220 shares of Series A Preferred Stock were issued and outstanding as of the date of this Agreement, and no shares were reserved for issuance upon the exercise or conversion, as the case may be, of outstanding options, warrants or other convertible securities. All issued and outstanding shares of the Borrower’s common stock and Series A Preferred Stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued and sold in compliance with the registration requirements (including any exceptions therefrom) of federal and state securities laws or the applicable statutes of limitation have expired, and were not issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except as set forth herein or the Borrower’s documents filed with the SEC, there are no (i) outstanding rights

(including, without limitation, preemptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any unissued shares of capital stock or other equity interest in the Borrower, or any contract, commitment, agreement, understanding or arrangement of any kind to which the Borrower or any subsidiary is a party and relating to the issuance or sale of any capital stock or convertible or exchangeable security of the Borrower or any subsidiary, other than 1,594,379 options granted to directors and employees of the Borrower pursuant to its 2003 Long Term Incentive Plan, 2005 Long Term Incentive Plan or 2007 Long Term Incentive Plan; or (ii) obligations of the Borrower to purchase redeem or otherwise acquire any of its outstanding capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. Except as disclosed in the Borrower’s documents filed with the SEC, there are no anti-dilution or price adjustment provisions, co-sale rights, registration rights, rights of first refusal or other similar rights contained in the terms governing any outstanding security of the Borrower that will be triggered by the issuance of the Securities.

Section 4.21 Valid Issuance of Securities. The Securities are duly authorized and, when issued and delivered in accordance with the terms hereof, will be duly and validly authorized and issued, fully paid and nonassessable, free from all taxes, liens, claims, encumbrances and charges with respect to the issue thereof; provided, however, that the Securities may be subject to restrictions on transfer under state and/or federal securities laws or as otherwise set forth herein. The issuance and delivery of the Borrower’s common stock issuable pursuant to Sections 2.6(b) and 2.7(a) hereof will not be subject to preemptive rights of stockholders of the Borrower.

Section 4.22 Form S-3 Eligibility; Registration Rights. The Borrower is eligible to register its common stock issuable pursuant to Sections 2.6(b) and 2.7(a) hereof for resale under the Securities Act by the Lenders using a Registration Statement on Form S-3. Other than as disclosed in the Borrower’s documents filed with the SEC, under the Registration Rights Agreement and the Registration Rights Agreement related to the 2010 Convertible Senior Notes, the Borrower has not agreed to register any of its authorized or outstanding securities under the Securities Act.

Section 4.23 Exchange Act Compliance. The Borrower’s common stock is registered pursuant to Section 12(b) of the Exchange Act and is listed on the New York Stock Exchange (the “Principal Market”), and, except as disclosed in the Borrower’s documents filed with the SEC, the Borrower has taken no action designed to, or likely to have the effect of, terminating the registration of the Borrower’s common stock under the Exchange Act or delisting the Borrower’s common stock from the Principal Market. Except as disclosed in the Borrower’s documents filed with the SEC, the Borrower is in compliance with all of the presently applicable requirements for continued listing of the Borrower’s common stock on the Principal Market. Except for the Shareholder Approval, the issuance of the Securities does not require stockholder approval including, without limitation, pursuant to the rules and regulations of the Principal Market.

Section 4.24 No General Solicitation. Neither the Borrower, nor any of its Affiliates, nor any Guarantor, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act) in connection with the issuance of the Securities.

Section 4.25 Stockholder Approval. Stockholder Approval (as defined in the Certificate of Designations) has been obtained pursuant to the terms and conditions of the Certificate of Designations.

ARTICLE 5

AFFIRMATIVE COVENANTS

So long as any Obligation shall remain unpaid, the Borrower agrees to comply with the following covenants.

Section 5.1 Organization. The Borrower shall, and shall cause each of its Subsidiaries to, preserve and maintain its partnership, limited liability company or corporate existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified as a foreign business entity in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties and where failure to qualify could reasonably be expected to cause a Material Adverse Change; provided, however, that nothing herein contained shall prevent any transaction permitted by Section 6.7 or Section 6.8.

Section 5.2 Reporting.

(a) Annual Financial Reports of Borrower. The Borrower shall provide, or shall cause to be provided, to the Administrative Agent, as soon as available, but in any event within 90 days after the end of each fiscal year, commencing with fiscal year ended December 31, 2009, the unqualified audited annual Financial Statements for the Borrower and its consolidated Subsidiaries setting forth in comparative form the audited consolidated figures as of the end of and for the previous fiscal year, all prepared in conformity with GAAP consistently applied and all as audited (other than the consolidating statements) by certified public accountants reasonably acceptable to the Administrative Agent and including any management letters delivered by such accountants to the Borrower in connection with such audit, and (ii) a Compliance Certificate executed by an authorized senior financial Responsible Officer of the Borrower.

(b) Quarterly Financials. The Borrower shall provide, or shall cause to be provided, to the Administrative Agent, as soon as available but in any event not later than 45 days after the end of each fiscal quarter of each fiscal year of the Borrower and its consolidated Subsidiaries, (i) the unaudited Financial Statements for the Borrower and its consolidated Subsidiaries for the period commencing at the end of the previous year and ending with the end of such fiscal quarter and setting forth in comparative form the consolidated figures (including a comparison of the balance sheet and the related consolidated and consolidating statements of income, retained earnings, and cash flow) for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and duly certified with respect to such consolidated statements (subject to the absence of footnotes and to year-end audit adjustments) by an authorized senior financial Responsible Officer of the Borrower as having been prepared in accordance with GAAP and as fairly presenting, in all material respects, the financial condition, results of operations, and cash flows of the Borrower and its Subsidiaries in accordance with GAAP; and (ii) a Compliance Certificate executed by an authorized senior financial Responsible Officer of the Borrower.

(c) With a view to making available to the Lenders the benefits of certain rules and regulations of the SEC which may permit the sale of the Securities to the public without registration, the Borrower agrees to use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Borrower under the Exchange Act. The Borrower will otherwise take such further action as a Lender may reasonably request, all to the extent required from time to time to enable such Lender to sell the Securities without registration under the Securities Act or any successor rule or regulation adopted by the SEC.

(d) Intentionally Omitted.

(e) Intentionally Omitted.

(f) Annual Budget. At the request of the Administrative Agent, the Borrower shall provide to the Administrative Agent an annual operating and capital budget for the current fiscal year.

(g) Defaults. The Borrower shall provide to the Administrative Agent promptly, but in any event within three Business Days after the occurrence thereof, a notice of each Default or Event of Default known to the Borrower or to any of its Subsidiaries, together with a statement of an officer of the Borrower setting forth the details of such Default or Event of Default and the actions which the Borrower has taken and proposes to take with respect thereto.

(h) Other Creditors. The Borrower shall provide to the Administrative Agent promptly after the giving or receipt thereof, copies of any default notices given or received by the Borrower or by any of its Subsidiaries pursuant to the terms of any indenture, loan agreement, credit agreement, or similar agreement.

(i) Litigation. The Borrower shall provide to the Administrative Agent promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority, affecting the Borrower or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Change.

(j) Environmental Notices. Promptly upon, and in any event no later than 15 days after, the receipt thereof, or the acquisition of knowledge thereof, by the Borrower or any Subsidiary of the Borrower, the Borrower shall provide the Administrative Agent with a copy of any form of request, claim, complaint, order, notice, summons or citation received from any Governmental Authority or any other Person, (i) concerning violations or alleged violations of Environmental Laws, which seeks to impose liability therefore in excess of $500,000, (ii) concerning any action or omission on the part of any of the Credit Parties or any of their former Subsidiaries in connection with Hazardous Waste or Hazardous Substances which could reasonably result in the imposition of liability in excess of $500,000 or requiring that action be taken to respond to or clean up a Release of Hazardous Substances or Hazardous Waste into the environment and such action or clean-up could reasonably be expected to exceed $500,000, including without limitation any information request related to, or notice of, potential responsibility under CERCLA, or (iii) concerning the filing of a Lien upon, against or in connection with the Borrower, any Subsidiary of the Borrower, or any of their respective former Subsidiaries, or any of their leased or owned Property, wherever located.

(k) Material Changes. The Borrower shall provide to the Administrative Agent prompt written notice of any condition or event of which the Borrower or any of its Subsidiaries has knowledge, which condition or event has resulted or may reasonably be expected to result in (i) a Material Adverse Change or (ii) a breach of or noncompliance with any material term, condition, or covenant of any material contract to which the Borrower or any of its Subsidiaries is a party or by which their Properties may be bound which breach or noncompliance could reasonably be expected to result in a Material Adverse Change.

(l) Termination Events. As soon as possible and in any event (i) within 30 days after the Borrower or any member of the Controlled Group knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within 10 days after the Borrower or any member of the Controlled Group knows or has reason to know that any other Termination Event with respect to any Plan has occurred, the Borrower shall provide to the Administrative Agent a statement of an authorized officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or any Affiliate of the Borrower proposes to take with respect thereto;

(m) Termination of Plans. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any member of the Controlled Group from the PBGC, the Borrower shall provide to the Administrative Agent copies of each notice received by the Borrower or any such member of the Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(n) Other ERISA Notices. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any member of the Controlled Group from a Multiemployer Plan sponsor, the Borrower shall provide to the Administrative Agent a copy of each notice received by the Borrower or any member of the Controlled Group concerning the imposition or amount of withdrawal liability imposed on the Borrower or any member of the Controlled Group pursuant to Section 4202 of ERISA;

(o) Other Governmental Notices. Promptly and in any event within five Business Days after receipt thereof by the Borrower or any Subsidiary of the Borrower, the Borrower shall provide to the Administrative Agent a copy of any notice, summons, citation, or proceeding seeking to modify in any material respect, revoke, or suspend any material contract, license, permit, or agreement with any Governmental Authority;

(p) Disputes; etc. The Borrower shall provide to the Administrative Agent prompt written notice of (i) any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes, or to the knowledge of the Borrower, any such actions threatened, or affecting the Borrower or any Subsidiary of the Borrower, which, if adversely determined, could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which the Borrower or any of its Subsidiaries has knowledge resulting in or reasonably considered to be likely to result in a strike against the Borrower or any Subsidiary of the Borrower, and (ii) any claim, judgment, Lien or other encumbrance (other than a Permitted Lien) affecting any Property of the Borrower or any Subsidiary of the Borrower, if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $500,000;

(q) Securities Law Filings and other Public Information. Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act or any other securities Governmental Authority, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(r) Other Information. Subject to the confidentiality provisions of Section 9.8, the Borrower shall provide to the Administrative Agent such other information respecting the business, operations, or Property of the Borrower or any Subsidiary of the Borrower, financial or otherwise, as any Lender through the Administrative Agent may reasonably request.

Section 5.3 Insurance.

(a) The Borrower shall, and shall cause each of its Subsidiaries to, with reputable insurers in respect of such of their respective Properties, carry and maintain insurance in such amounts and against such risks as is customarily maintained by other Persons of similar size engaged in similar businesses or self-insure to the extent that is customary for Persons of similar size engaged in similar businesses; provided that, the amounts of such insurance and the risks covered by such insurance shall not be less than the amounts and risks that are approved by the Administrative Agent on the Restatement Effective Date.

(b) Copies of all policies of insurance or certificates thereof covering the property or business of the Credit Parties, and endorsements and renewals thereof, certified as true and correct copies of such documents by a Responsible Officer of the Borrower shall be delivered by Borrower to and retained by the Administrative Agent. All policies of property insurance with respect to the Collateral either shall have attached thereto a lender’s loss payable endorsement in favor of the Administrative Agent for its benefit and the ratable benefit of the Lenders or name the Administrative Agent as loss payee for its benefit and the ratable benefit of the Secured Parties, in either case, in form reasonably satisfactory to the Administrative Agent, and all policies of liability insurance shall name the Administrative Agent for its benefit and the ratable benefit of the Secured

Parties as an additional insured. All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage. All such policies shall contain a provision that notwithstanding any contrary agreements between the Borrower, its Subsidiaries, and the applicable insurance company, such policies will not be canceled or allowed to lapse without renewal without at least 30 days’ prior written notice to the Administrative Agent. In the event that, notwithstanding the “lender’s loss payable endorsement” requirement of this Section 5.3, the proceeds of any insurance policy described above are paid to the Borrower or a Guarantor, the Borrower shall deliver, or cause to be delivered, such proceeds to the Administrative Agent immediately upon receipt.

(c) If at any time the area in which any real property constituting Collateral is located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), the Borrower shall, and shall cause each of its Subsidiaries to, obtain flood insurance in such total amount as required by Regulation H of the Federal Reserve Board, as from time to time in effect and all official rulings and interpretations thereunder or thereof, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.

(d) Any proceeds of insurance referred to in this Section 5.3 which are paid to the Administrative Agent shall (i) if no Event of Default has occurred and is continuing, be returned to the Borrower and shall be reinvested in Collateral or applied to repair or replace the damaged Property, and (ii) if an Event of Default has occurred and is continuing, be immediately applied to the Obligations in accordance with Section 7.7.

Section 5.4 Compliance with Laws. The Borrower shall, and shall cause each of its Subsidiaries to, comply with all federal, state, and local laws and regulations (including Environmental Laws) which are applicable to the operations and Property of the Borrower or any of the Credit Parties and maintain all related permits necessary for the ownership and operation of the Borrower’s and each Credit Parties’ Property and business, except in any case where the failure to so comply could not reasonably be expected to result in a Material Adverse Change, provided that this Section 5.4 shall not prevent the Borrower or any of its Subsidiaries from, in good faith and with reasonable diligence, contesting the validity or application of any such laws or regulations by appropriate legal proceedings for which adequate reserves have been established.

Section 5.5 Taxes. The Borrower shall, and shall cause each of its Subsidiaries to pay and discharge all taxes, assessments, and other charges and claims related thereto imposed on the Borrower or any of its Subsidiaries prior to the date on which penalties attach; provided that nothing in this Section 5.5 shall require the Borrower or any of its Subsidiaries to pay any tax, assessment, charge, or claims which is being contested in good faith and for which adequate reserves have been established in compliance with GAAP.

Section 5.6 New Subsidiaries. Within 10 days after the creation of a new Subsidiary or the purchase by the Borrower or any of its Subsidiaries of the Equity Interests of any Person, which purchase results in such Person becoming a Subsidiary of the Borrower, the

Borrower shall cause (a) such Subsidiary to execute and deliver to the Administrative Agent (i) a joinder to the Guaranty, (ii) a joinder to the Security Agreement, (iii) if such Subsidiary owns any real property, a Mortgage covering such real properties, and (iv) such evidence of corporate authority to enter into such Guaranty, Security Agreement, and Mortgage as the Administrative Agent may reasonably request and (b) the equity holder of such Subsidiary to execute a pledge agreement pledging 100% of the Equity Interest owned by such equity holder of such Subsidiary and such evidence of corporate, limited liability company or partnership authority to enter into such pledge agreement as the Administrative Agent may reasonably request, along with share certificates pledged thereby and appropriately executed stock powers in blank, if applicable; provided that, no new Foreign Subsidiary shall be required to enter into a Guaranty, Security Agreement or pledge agreement and the Borrower or any Subsidiary that is an equity holder of a Foreign Subsidiary shall only be required to pledge 66 2/3% of the Equity Interest of such Foreign Subsidiary.

Section 5.7 Security. The Borrower agrees that at all times before the termination of this Agreement, payment in full of the Obligations (other than reimbursement and indemnity obligations which survive but are not due and payable) and termination in full of the Commitments, the Administrative Agent shall have an Acceptable Security Interest in the Collateral to secure the performance and payment of the Obligations. The Borrower shall, and shall cause each of its Subsidiaries to, grant to the Administrative Agent a Lien in any Property of the Borrower or any Subsidiary now owned or hereafter acquired promptly and to take such actions as may be required under the Security Documents to ensure that the Administrative Agent has an Acceptable Security Interest in such Property. Notwithstanding the generality of the foregoing, from and after the Restatement Effective Date, if (a) the Borrower or any Guarantor acquires any fee interest in real property having a book value in excess of $100,000 or (b) at the time any Person becomes a Guarantor, such Person owns or holds any such fee interest in real property of such value, such Credit Party shall deliver to the Administrative Agent, at its request after such acquisition of such property or such Person becomes a Guarantor, as the case may be, the following:

(i) A fully executed and notarized Mortgage duly recorded in all appropriate places in all applicable jurisdictions, encumbering the interest of such Credit Party in such property; and

(ii) If requested by the Administrative Agent, a title report issued by a title company acceptable to the Administrative Agent with respect thereto, dated not more than 30 days prior to the date such Mortgage is to be recorded and satisfactory in form and substance to the Administrative Agent, together with copies of any documents listed as exceptions to such title and, to the extent the Borrower or any Subsidiary obtains an owner’s title policy on said property, a mortgagee’s policy in an equal amount insuring the Lien in subsection (i) above.

Section 5.8 Accounts. Within 30 days after the Restatement Effective Date, the Borrower shall, and shall cause each of its Subsidiaries to, open and maintain their principal operating accounts and other deposit accounts with depositary banks that are subject to Account Control Agreements.

Section 5.9 Records; Inspection. Borrower shall, and shall cause each of its Subsidiaries to, maintain proper, complete and consistent books of record with respect to such Person’s operations, affairs, and financial condition. From time to time upon reasonable prior notice, the Borrower shall permit the Administrative Agent and any Lender, and their respective employees, accountants, attorneys or agents, and shall cause each of its Subsidiaries to permit the Administrative Agent and any Lender, and their respective employees, accountants, attorneys or agents, at such reasonable times and intervals and to a reasonable extent and under the reasonable guidance of officers of or employees delegated by officers of the Borrower or such Subsidiary of the Borrower, to, subject to any applicable confidentiality considerations, examine and copy the books and records of the Borrower or such Subsidiary of the Borrower, to visit and inspect the Property of the Borrower or such Subsidiary of the Borrower, and to discuss the business operations and Property of the Borrower or such Subsidiary of the Borrower with the officers and directors thereof.

Section 5.10 Maintenance of Property. The Borrower shall, and shall cause each of its Subsidiaries to, maintain their owned, leased, or operated Property in good condition and repair, normal wear and tear excepted; and shall abstain from, and cause each of its Subsidiaries to abstain from, knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned or operated Property involving the Environment that could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Change.

Section 5.11 Accounting Changes. The Borrower shall not make a change in the method of accounting from those employed in the preparation of the Financial Statements referred to in Section 4.4 or change the fiscal year end of the Borrower unless required to conform to GAAP or approved in writing by the Administrative Agent.

Section 5.12 Collateral Examinations. The Borrower shall, and shall cause each of its Subsidiaries to, permit the Administrative and any Lender, and their respective employees, accountants, attorneys or agents, to examine and inspect any of the Properties and the Collateral of the Borrower and its Subsidiaries at any time during ordinary business hours upon reasonable notice from the Administrative Agent or such Lender, as applicable. Each of the Administrative Agent and the Lenders may also, from time to time, obtain one or more appraisals of all or any portion of the Properties and the Collateral of the Borrower and its Subsidiaries by an appraiser acceptable to the Administrative Agent or such Lender, as applicable, in its sole discretion. All such examinations and appraisals shall be performed at the Borrower’s sole cost and expense.

Section 5.13 Intentionally Omitted.

Section 5.14 Executive Compensation Plans. Promptly following the Borrower’s compensation committee’s tentative determination of proposed compensation of the Named Executives for 2010 and for each subsequent year, the Borrower shall provide the Lenders with the Executive Compensation Information relating to the proposed compensation of the Named Executives. The Required Lenders shall have the right to disapprove of the proposed compensation of the Named Executives by delivering a notice to the Borrower within 15 days of receiving the Executive Compensation Information. While disapproval by the Required Lenders will be at their discretion, the Required Lenders will not be unreasonable in exercising their right to disapprove of the proposed compensation of the Named Executives. The Borrower will not submit to its compensation committee for final approval or pay any compensation of the Named Executives that has been disapproved of by the Required Lenders and the Borrower will provide the Required Lenders 15 days to disapprove of any revised proposed compensation of the Named Executives. In fulfilling its obligations under this section, the Borrower will provide the Executive Compensation Information and will not provide any material non-public information to the Lenders. In addition, the Borrower will not submit to its compensation committee for approval or pay any discretionary compensation of the Named Executives for past periods without the approval of the Required Lenders, which will not be unreasonably withheld.

Section 5.15 Listing. So long as a Lender owns any of the Securities, the Borrower will use its reasonable best efforts to maintain the automated quotation of its common stock, including shares issuable pursuant to Sections 2.6(b) and 2.7(a) hereof, on the Principal Market or an alternative listing on the NASDAQ Stock Market or, if such quotation on the Principal Market or the NASDAQ Stock Market is not possible, qualification for trading on the OTCBB, and will comply in all material respects with the Borrower’s reporting, filing and other obligations under the bylaws or rules of the Financial Industry Regulatory Authority, Inc. and such exchange or listing, if applicable.

Section 5.16 Form D and State Securities Filings. If applicable, the Borrower will file with the SEC a Notice of Sale of Securities on Form D with respect to the Securities, as required under Regulation D under the Securities Act, no later than 15 days after the Restatement Effective Date. The Borrower will promptly and timely file all documents and pay all filing fees required by any states’ securities laws in connection with the issuance of Securities.

Section 5.17 Shareholder Vote With Respect to Issuance of Additional Stock.

(a) The Borrower shall, in accordance with any applicable federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation and the Borrower’s Amended and Restated Certificate of Incorporation and By-laws, take all action necessary to convene a meeting of its stockholders to consider and vote upon (i) the approval of the payment by the Borrower of principal on the Notes in shares of Borrower’s common stock pursuant to Section 2.6(b) (the “Principal Payment Approval”); and (ii) the approval of the payment by the Borrower of the additional Commitment Fee in shares of Borrower’s common stock after the Restatement Effective Date pursuant to Section 2.7(a) (the “Commitment Fee Approval” and, together with the Principal Payment Approval, the “Shareholder Proposals”). Such meeting shall be convened as soon as practicable following the Restatement Effective Date, but in any event not later than 90 days following the Restatement Effective Date. Subject to fiduciary duties under applicable law, the board of directors of the Borrower shall, in connection with such meeting, recommend approval of the Shareholder Proposals and shall take all other lawful action to solicit the approval of the Shareholder Proposals. The Borrower shall retain a proxy solicitor to assist in obtaining the approval of the Shareholder Proposals, and shall use its commercially reasonable efforts to retain Innisfree M&A Incorporated as such proxy solicitor.

(b) If the Shareholder Proposals are not approved by the stockholders at the meeting contemplated by Section 5.17(a), upon written notice from the Lenders holding a majority of the Notes, the Borrower shall be obligated to convene another meeting of its stockholders on the terms set forth in Section 5.17(a) (except that such meeting shall take place no later than 120 days after the meeting contemplated by Section 5.17(a)), and the board of directors of the Borrower shall again be obligated to take the actions set forth in Section 5.17(a) with respect to such meeting. If the approval of the Borrower’s stockholders is not obtained at this second meeting, then the Borrower shall be obligated to include the Shareholder Proposals as proposals to be voted upon at no more than two subsequent meetings of its stockholders within 120 days after the preceding meeting, and its Board of Directors shall remain obligated to take the actions set forth in Section 5.17(a) with respect to each such meeting.

ARTICLE 6

NEGATIVE COVENANTS

So long as any Obligation shall remain unpaid, the Borrower agrees to comply with the following covenants.

Section 6.1 Debt. The Borrower shall not, nor shall it permit any of its Subsidiaries to, create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly, or contingently in respect of, any Debt other than the following (collectively, the “Permitted Debt”):

(a) the Obligations;

(b) intercompany Debt incurred in the ordinary course of business owed by any Credit Party to any other Credit Party; provided that, if applicable, such Debt as an investment is also permitted in Section 6.3;

(c) [Reserved];

(d) obligations of the Borrower owing in respect of the 20,000 shares of Series A Preferred Stock issued on or about August 12, 2009 in an aggregate amount not to exceed $20,000,000;

(e) purchase money indebtedness or Capital Leases in an aggregate principal amount not to exceed $1,000,000 at any time; provided neither the Borrower nor any Subsidiary of the Borrower may enter into additional indebtedness of the type described in this clause (e) if a Default is continuing or entering into the additional indebtedness could reasonably be expected to cause a Default;

(f) Debt existing on the Restatement Effective Date and set forth in Schedule 6.1; provided that, (i) the Borrower shall not amend the maturity date thereof to a date that is at or earlier than the scheduled Maturity Date, (ii) the Borrower shall not make any prepayments thereof other than as expressly provided by the terms thereof existing on the date hereof, and (ii) the amount of such Debt may not be increased other than as a result of fees and expenses reasonably incurred in connection with any refinancing, refunding, renewal, or extension thereof;

(g) Debt represented by the 2008 Convertible Senior Notes pursuant to the 2008 Indenture and the subsidiary guarantees thereof pursuant to the 2008 Indenture; provided that (i) all of such Debt shall have been issued prior to the Restatement Effective Date, and (ii) such Debt shall not have (A) any affirmative or negative covenant (including financial covenants) that is more restrictive than those set forth in this Agreement, provided that the inclusion of any covenant that is customary with respect to such type of Debt and that is not found in this Agreement shall not be deemed to be more restrictive for purposes of this clause (g), (B) any restriction on the ability of the Borrower or any of its Subsidiaries to enter into or amend, modify, restate or otherwise supplement this Agreement or the other Credit Documents, (C) any collateral or other security for such Indebtedness, (D) any restrictions on the ability of any Subsidiary of the Borrower to guarantee the Obligations, (E) any restrictions on the ability of any Subsidiary or the Borrower to pledge assets as collateral security for the Obligations or (F) a scheduled maturity date that is earlier than June 30, 2011;

(h) Debt represented by the 2010 Convertible Senior Notes pursuant to the 2010 Indenture and the subsidiary guarantees thereof pursuant to the 2010 Indenture; provided that (i) all of such Debt shall have been issued in exchange for 2008 Convertible Senior Notes held by the Lenders, (ii) such Debt shall not have (A) any affirmative or negative covenant (including financial covenants) that is more restrictive than those set forth in this Agreement, provided that the inclusion of any covenant that is customary with respect to such type of Debt and that is not found in this Agreement shall not be deemed to be more restrictive for purposes of this clause (h), (B) any restriction on the ability of the Borrower or any of its Subsidiaries to enter into or amend, modify, restate or otherwise supplement this Agreement or the other Credit Documents, (C) any restrictions on the ability of any Subsidiary of the Borrower to guarantee the Obligations, (D) any restrictions on the ability of any Subsidiary or the Borrower to pledge assets as collateral security for the Obligations or (E) a scheduled maturity date that is earlier than November 1, 2012, (iii) any liens or other security for such Debt shall be subordinate to the liens securing the Obligations, and (iv) the trustee under the 2010 Indenture shall have entered into an Intercreditor Agreement satisfactory to the Administrative Agent and the Required Lenders;

(i) (A) unsecured Debt of Persons which become Subsidiaries of the Borrower after the Restatement Effective Date pursuant to an Acquisition in accordance with Section 6.4 and (B) unsecured seller Debt incurred pursuant to an Acquisition of assets in accordance with Section 6.4; provided, however, that in no event shall the aggregate amount of the unsecured Debt incurred under this clause (i) during the term of this Agreement exceed $3,000,000, less any cash consideration paid by the Borrower or any Subsidiary in connection with a permitted Acquisition pursuant to Section 6.4; and

(j) Permitted Subordinated Debt.

Section 6.2 Liens. The Borrower shall not, nor shall it permit any of its Subsidiaries to, create, assume, incur, or suffer to exist any Lien on the Property of the Borrower or any Subsidiary of the Borrower, whether now owned or hereafter acquired, or assign any right to receive any income, other than the following (collectively, the “Permitted Liens”):

(a) Liens securing the Obligations;

(b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens, and other similar liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than 30 days or are being contested in good faith by appropriate procedures or proceedings and for which adequate reserves have been established;

(c) Liens arising in the ordinary course of business out of pledges or deposits under workers compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation to secure public or statutory obligations;

(d) Liens for taxes, assessment, or other governmental charges which are not yet due and payable or which are being actively contested in good faith by appropriate proceedings;

(e) Liens securing purchase money debt or Capital Lease obligations permitted under Section 6.1(e); provided that each such Lien encumbers only the Property purchased in connection with the creation of any such purchase money debt or the subject of any such Capital Lease and the amount secured thereby is not increased;

(f) Liens arising from precautionary UCC financing statements regarding operating leases to the extent such operating leases are permitted hereby;

(g) encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of the Borrower or such Subsidiary to use such assets in its business, and none of which is violated in any material aspect by existing or proposed structures or land use;

(h) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a depository institution;

(i) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business;

(j) judgment and attachment Liens not giving rise to an Event of Default, provided that (i) any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and (ii) no action to enforce such Lien has been commenced;

(k) Liens existing on the Restatement Effective Date and set forth in Schedule 6.2 and covering only such property that is covered by such Lien on the Restatement Effective Date; and

(l) Liens securing the 2010 Convertible Senior Notes, which liens are at all time subject to and subordinate to the liens securing the Obligations pursuant to the Intercreditor Agreement.

Section 6.3 Investments. The Borrower shall not, nor shall it permit any of its Subsidiaries to, make or hold any direct or indirect investment in any Person, including capital contributions to the Person, investments in or the acquisition of the debt or equity securities of the Person, or any loans, guaranties, trade credit, or other extensions of credit to any Person, other than the following (collectively, the “Permitted Investments”):

(a) investments in the form of trade credit to customers of a Credit Party arising in the ordinary course of business and represented by accounts from such customers;

(b) Liquid Investments;

(c) loans, advances, or capital contributions to, or investments in, or purchases or commitments to purchase any stock or other securities or evidences of indebtedness of or interests in any Person and existing on the Restatement Effective Date, in each case as specified in the attached Schedule 6.3; provided that, the respective amounts of such loans, advances, capital contributions, investments, purchases and commitments shall not be increased (other than appreciation);

(d) loans and advances by a Credit Party to any other Credit Party;

(e) intentionally omitted; and

(f) (i) creation of any additional Subsidiaries domiciled in the U.S. in compliance with Section 5.6. and (ii) creation of any additional Subsidiaries domiciled outside of the U.S. in compliance with Section 5.6; provided that with respect to any Subsidiary domiciled outside of the U.S., the initial capitalization of such Subsidiary by the Borrower or any of its Subsidiaries shall not be in excess of the greater of (a) the minimum amount required by law and (b) $5,000; provided further that, with respect to a Subsidiary domiciled in or outside of the U.S., any contributions, loans, or advances to, or investments in such Subsidiary (other than the initial capitalization of such Subsidiary) by a Borrower or any of its Subsidiaries shall be otherwise permitted under this Section 6.3.

Section 6.4 Acquisitions. The Borrower shall not, nor shall it permit any of its Subsidiaries to, make an Acquisition in a transaction or related series of transactions unless each of the following criteria is met with each such Acquisition:

(a) no Default or Event of Default exists both before and after giving effect to such Acquisition;

(b) both before and after giving effect to such Acquisition, the aggregate cash consideration paid by the Borrower and its Subsidiaries in connection with all Acquisitions during the term of this Agreement does not exceed $3,000,000, less any Debt incurred pursuant to Section 6.1(i);

(c) both before and after giving effect to such Acquisition, the Borrower provides evidence to the Administrative Agent that it has available cash balances of at least $3,000,000;

(d) such Acquisition is substantially related to the business of the Borrower and Subsidiaries, taken as a whole, and is not hostile;

(e) if such Acquisition is an Acquisition of the Equity Interests of a Person, the Acquisition is structured so that the acquired Person shall become a direct or indirect Subsidiary of the Borrower and comply with the provisions of Section 5.6, if applicable; and if such Acquisition is an Acquisition of assets, the Acquisition is structured so that the Borrower or one of its direct or indirect Subsidiaries shall acquire such assets, and such assets are not subject to any Liens in violation of Section 6.2; and

(f) no Credit Party shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could reasonably be expected, as of the date of such Acquisition, to result in the existence or occurrence of a Material Adverse Change.

Section 6.5 Agreements Restricting Liens. The Borrower shall not, nor shall it permit any of its Subsidiaries to, create, incur, assume or permit to exist any contract, agreement or understanding (other than this Agreement, the Security Documents and agreements governing Debt permitted by Section 6.1(d) to the extent such restrictions govern only the asset financed pursuant to such Debt incurred pursuant to Section 6.1(d)) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Obligations or restricts any Subsidiary of the Borrower from paying Restricted Payments to the Borrower, or which requires the consent of or notice to other Persons in connection therewith.

Section 6.6 Use of Proceeds. The Borrower shall not, nor shall it permit any of its Subsidiaries to: (a) use the proceeds of the Term Advances for any purposes other than (i) working capital purposes, and (ii) general corporate purposes, including the payment of fees and expenses related to the entering into of this Agreement and the other Credit Documents; and (b) to repay principal, interest, fees and other outstanding obligations under the Bilateral Agreement. The Borrower shall not, directly or indirectly, nor shall it permit any of its Subsidiaries to, use any part of the proceeds of Advances for any purpose which violates, or is inconsistent with, Regulations T, U, or X.

Section 6.7 Corporate Actions.

(a) The Borrower shall not, nor shall it permit any of its Subsidiaries to, merge or consolidate with or into any other Person, except that the Borrower may merge with any of its wholly-owned Subsidiaries and any Credit Party may merge or be consolidated with or into any other Credit Party, provided that immediately after giving effect to any such proposed transaction no Default would exist and, in the case of any such merger to which the Borrower is a party, the Borrower is the surviving entity.

(b) The Borrower shall not, nor shall it permit any of its Subsidiaries to, change its name or reorganize in another jurisdiction, create or suffer to exist any Subsidiary not existing on the date of this Agreement, sell or otherwise dispose of any of its ownership interest in any of its Subsidiaries, or in any manner rearrange its business structure as it exists on the date of this Agreement, provided that the Borrower may create or acquire new Subsidiaries if such new Subsidiaries comply with Section 5.6 and such transactions otherwise comply with the terms of this Agreement, and the Borrower may sell or otherwise dispose of its Artificial Lift Business as set forth in Section 6.8.

Section 6.8 Sale of Assets. The Borrower shall not, nor shall it permit any of its Subsidiaries to, sell, convey, or otherwise transfer any of its assets except that (i) any Credit Party may sell, convey, or otherwise transfer any of its assets to any other Credit Party so long as no Default or Event of Default has occurred and is continuing or would be caused thereby; provided that the receiving Credit Party shall ratify, grant and confirm the Liens on such assets (and any other related Collateral) pursuant to documentation satisfactory to the Administrative Agent; (ii) the Borrower and its Subsidiaries may sell inventory in the ordinary course of business, (iii) the Borrower and its Subsidiaries may sell equipment for an aggregate amount not to exceed $1,000,000 provided that the proceeds of such sales are either reinvested in similar equipment within 90 days after the receipt thereof or are used to prepay the outstanding Term Advances as required by Section 2.5(c)(iii); and (iv) the Borrower may sell its Artificial Lift Business provided the proceeds of such sale are applied to the prepayment of the Notes to the extent required by Section 2.5(c)(ii); provided that (A) such assets sold as permitted under clauses (ii) – (iv) may not be sold for an amount which is less than fair market value and (B) as to the sale of certificated equipment permitted under clauses (ii)–(iv), the Borrower shall have provided to the Administrative Agent written notice of such sale at least 20 days prior to the completion of such sale (or such shorter time period as acceptable to the Administrative Agent in its sole discretion).

Section 6.9 Restricted Payments; Subordinated Debt. The Borrower shall not, nor shall it permit any of its Subsidiaries to make any Restricted Payments, except (a) the Subsidiaries of the Borrower may make Restricted Payments to the Borrower or any other Credit Party; and (b) so long as no Default exists or would result from the making of such Restricted Payment, (i) the Borrower may make scheduled principal payments of Permitted Subordinated Debt as they become due to the extent permitted under a subordination agreement, satisfactory to the Required Lenders in their sole reasonable discretion, which evidences the subordination of the payment of such Permitted Subordinated Debt to the payment of the Obligations; and (ii) the Borrower may make Restricted Payments in the form of cash dividends in respect of the Series A Preferred Stock to the extent provided for in the Certificate of Designations; provided, however, that the Borrower may not make Restricted Payments in the form of cash dividends in respect of the Series A Preferred Stock if, immediately following such payment, the Borrower’s EBITDA for the last 12 months ended prior to the month in which such payment is to be made shall be less than $18,000,000.

Section 6.10 Affiliate Transactions. The Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of their Affiliates which are not Credit Parties unless such transaction or series of transactions is on terms no less favorable to the Borrower or any Subsidiary of the Borrower, as applicable, than those that could be obtained in a comparable arm’s length transaction with a Person that is not such an affiliate.

Section 6.11 Line of Business. The Borrower shall not, and shall not permit any of its Subsidiaries to, change the character of the Borrower’s and its Subsidiaries collective business as conducted on the date of this Agreement, or engage in any type of business not reasonably related to the Borrower’s and its Subsidiaries collective business as presently and normally conducted.

Section 6.12 Hazardous Materials. The Borrower (a) shall not, nor shall it permit any of its Subsidiaries to, create, handle, transport, use, or dispose of any Hazardous Substance or Hazardous Waste, except in the ordinary course of its business and except in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or in any liability on the Lenders or the Administrative Agent, and (b) shall not, nor shall it permit any of its Subsidiaries to, release any Hazardous Substance or Hazardous Waste into the environment and shall not permit the Borrower’s or its Subsidiaries’ Property to be subjected to any release of Hazardous Substance or Hazardous Waste, except in compliance with Environmental Law other than to the extent that such non-compliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change or in any liability on the Lenders or the Administrative Agent.

Section 6.13 Compliance with ERISA. Except for matters that individually or in the aggregate could not reasonably be expected to cause a Material Adverse Change, the Borrower shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly: (a) engage in any transaction in connection with which the Borrower or any Subsidiary of the Borrower could be subjected to either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code; (b) terminate, or permit any member of the Controlled Group to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability to the Borrower, any Subsidiary of the Borrower or any member of the Controlled Group to the PBGC; (c) fail to make, or permit any member of the Controlled Group to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower, a Subsidiary of the Borrower or member of the Controlled Group is required to pay as contributions thereto; (d) permit to exist, or allow any Subsidiary of the Borrower or any member of the Controlled Group to permit to exist, any accumulated funding deficiency (or unpaid minimum required contribution for plan years after December 31, 2007) within the meaning of Section 302 of ERISA or section 412 of the Code, whether or not waived, with respect to any Plan; (e) permit, or allow any member of the Controlled Group to permit, the actuarial present value of the benefit liabilities (as “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA) under any Plan that is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (f) contribute to or assume an obligation to contribute to, or permit any member of the Controlled Group to contribute to or assume an obligation to contribute to, any Multiemployer Plan; (g) acquire, or permit any member of the Controlled Group to acquire, an interest in any Person that causes such Person to become a member of the Controlled Group if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (h) incur, or permit any member of the Controlled Group to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; (i) contribute to or assume an obligation to contribute to any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, without limitation, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any liability; or (j) amend or permit any member of the Controlled Group to amend, a Plan resulting in an increase in current liability such that the Borrower, any Subsidiary of the Borrower or any member of the Controlled Group is required to provide security to such Plan under section 401(a)(29) of the Code.

Section 6.14 Sale and Leaseback Transactions. The Borrower shall not, nor shall it permit any of its Subsidiaries to, sell or transfer to a Person any Property, whether now owned or hereafter acquired, if at the time or thereafter the Borrower or a Subsidiary of the Borrower shall lease as lessee such Property or any part thereof or other Property which the Borrower or a Subsidiary of the Borrower intends to use for substantially the same purpose as the Property sold or transferred.

Section 6.15 Operating Leases. The Borrower shall not, nor shall it permit any of its Subsidiaries to, enter into any lease that constitutes an operating lease under GAAP if the obligations of the Borrower or such Subsidiary as lessee under such lease would cause its lease payments (excluding payments for taxes, insurance, and other non-rental expenses to the extent not included within the stated amount of the rental payments under such lease) in respect of all such leases to exceed $2,500,000 during any fiscal year of the Borrower.

Section 6.16 Limitation on Hedging. The Borrower shall not, nor shall it permit any of its Subsidiaries to, (a) purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Hedging Arrangement for speculative purposes; or (b) be party to or otherwise enter into any Hedging Arrangement which (i) is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Borrower’s or its Subsidiaries’ operations, (ii) is longer than the term of the Term Loan, or (iii) obligates the Borrower or any of its Subsidiaries to any margin call requirements.

Section 6.17 Non-Public Information. The Borrower covenants and agrees that neither it nor any other person acting on its behalf will provide any Lender or its agents or counsel with any information that the Borrower believes constitutes material non-public information, unless prior thereto such Lender shall have executed a written agreement regarding the confidentiality and use of such information. The Borrower understands and confirms that each Lender shall be relying on the foregoing representations in effecting transactions in securities of the Borrower.

Section 6.18 Limits on Additional Issuances. The Borrower will not, for a period of six months following the Restatement Effective Date, offer for sale or sell any Securities unless, in the opinion of the Borrower’s counsel, such offer or sale does not jeopardize the availability of exemptions from the registration and qualification requirements under applicable securities laws with respect to the securities being offered hereby. Except for the issuance of the 2010 Convertible Senior Notes, stock options under the Borrower’s stock option plans, the issuance of common stock upon exercise of outstanding options, warrants and convertible securities, the issuance of common stock purchase warrants, and the offering contemplated hereby, the Borrower has not engaged in any offering of equity securities during the six months prior to the date of this Agreement. The foregoing provisions shall not prevent the Borrower from filing a “shelf” registration statement pursuant to Rule 415 under the Securities Act, but the foregoing provisions shall apply to any sale of securities thereunder.

Section 6.19 Intentionally Omitted.

Section 6.20 Shareholder Approval. Notwithstanding any other provision of this Agreement, in no event will the Borrower issue more than an aggregate of 5,011,325 shares of common stock in payment of any fees, principal, interest or other amounts hereunder unless the Borrower has previously received the Shareholder Approval in accordance with, and to the extent required by, the rules of the New York Stock Exchange applicable to companies whose common stock is listed thereon, and any Lender who would otherwise be entitled to receive shares of Borrower’s common stock in payment of any such amount in excess of such number shall instead be entitled to receive cash in the amount of such fees, principal, interest or other amounts due in lieu of shares of common stock in excess of such number.

Section 6.21 Capital Expenditures. The Borrower shall not, nor shall it permit any of its Subsidiaries to, cause the aggregate Capital Expenditures expended by the Borrower or any of its Subsidiaries in each fiscal year (or, with respect to any Subsidiary that was acquired during such fiscal year, the portion of such fiscal year that such Subsidiary was a Subsidiary) to exceed $12,000,000.

Section 6.22 Landlord Agreements. The Borrower shall not, nor shall it permit any of its Subsidiaries to (a) enter into any verbal or written leases with any Person who has not executed a lien waiver or subordination agreement in form and substance satisfactory to the Administrative Agent (other than extensions of existing leases), and (b) without limiting the generality of the forgoing clause (a), hold, store or otherwise maintain more than 20% of the aggregate value of the Borrower’s and its Subsidiaries’ Inventory and equipment at locations which are not owned by a Credit Party and which are not covered by a lien waiver or subordination agreement in form and substance satisfactory to the Administrative Agent.

Section 6.23 Amendment of Permitted Subordinated Debt Terms. The Borrower shall not, nor shall it permit any of its Subsidiaries to, amend any of the documents or terms governing any Permitted Subordinated Debt so as to change the stated maturity date of the principal of such debt, or any installment of interest thereon, to an earlier date, increase the rate of interest thereon or any premium payable on the redemption thereof, change any of the redemption or subordination provisions thereof (or the definitions of any defined terms contained therein) or otherwise change in any respect materially adverse to the interests of any of the Secured Parties any of the terms thereof, in each case, without prior written consent of the Required Lenders.

Section 6.24 Convertible Senior Notes.

(a) The Borrower shall not, nor shall it permit any of its Subsidiaries to, amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to the 2008 or 2010 Convertible Senior Notes or the 2008 or 2010 Indenture (i) which shortens the fixed maturity, or increases the rate or shortens the time of payment of interest on, or increases the amount or shortens the time of payment of any principal or premium payable whether at maturity, at a date fixed for prepayment, by acceleration, by mandatory redemption, repayment, prepayment, or defeasance for cash or otherwise of such 2008 or 2010 Convertible Senior Notes, or increases the amount of, or accelerates the time of payment of, any fees payable in connection therewith; (ii) which relates to the affirmative or negative covenants, events of default or remedies under the documents or instruments evidencing such Debt and the effect of which is to subject the Borrower or any of its Subsidiaries, to any provisions that are more onerous or more restrictive provisions than those set forth in this Agreement; or (iii) which otherwise adversely affects the interests of the Secured Parties as senior creditors or the interests of any of the Secured Parties under this Agreement or any other Credit Documents in any material respect.

(b) The Borrower shall not, nor shall it permit any of its Subsidiaries to, make or offer to make any optional or voluntary repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) (whether in whole or in part) of any of the 2008 or 2010 Convertible Senior Notes; provided that, the Borrower may voluntarily convert the 2008 or 2010 Convertible Senior Notes into common stock of the Borrower so long as neither the Borrower nor any of its Subsidiaries may pay or otherwise provide any consideration (cash or otherwise) to the holders of such converted 2008 or 2010 Convertible Senior Notes in connection with, or related to, such conversion other than the shares of common stock of the Borrower.

Section 6.25 Intentionally Omitted.

Section 6.26 Series A Preferred Stock.

(a) The Borrower shall not, nor shall it permit any of its Subsidiaries to, make or offer to make any optional or voluntary repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) (whether in whole or in part) of the Series A Preferred Stock into common stock of the Borrower.

(b) The Borrower shall not, nor shall it permit any of its Subsidiaries to, amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to the terms of the Series A Preferred Stock or the Certificate of Designations without the prior written consent of the Required Lenders; provided that, the Borrower may extend mandatory redemption or repurchase dates of the Series A Preferred Stock.

Section 6.27 Trade Payables. The Borrower shall not, nor shall it permit any of its Subsidiaries to, create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly, or contingently in respect of, any obligations in the form of accounts payable to trade creditors for goods or services and current operating liabilities other than such obligations which in each case are not more than 90 days past due, in each case incurred in the ordinary course of business, as presently conducted, unless contested in good faith and by appropriate proceedings; provided that, no such obligations permitted under this Section 6.27 shall be obligations for borrowed money.

Section 6.28 Equity Issuances. During the 9 calendar months beginning on the Restatement Effective Date, the Borrower shall not, nor shall it permit any of its Subsidiaries to make any Equity Issuance; provided, that Borrower and its Subsidiaries may make Equity Issuances to management and employees of the Borrower and its Subsidiaries pursuant to management or director incentive and employee retention plans in effect as of or after the Restatement Effective Date.

Section 6.29 Bank Accounts. The Borrower shall not, and shall not permit any other Credit Party to, maintain or establish any new bank accounts other than the bank accounts set forth on Schedule 6.29 without prior written notice to the Administrative Agent and the Borrower or such other Credit Party and the bank at which the account is to be opened enter into a tri-party agreement regarding such bank account pursuant to which such bank acknowledges the security interest and control of the Administrative Agent in such bank account and agrees to limit its set-off rights on terms satisfactory to the Administrative Agent.

ARTICLE 7

DEFAULT AND REMEDIES

Section 7.1 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement and any other Credit Document:

(a) Payment Failure. Any Credit Party (i) fails to pay any principal or interest when due under this Agreement, (ii) fails to pay the legal fees and expenses of Faegre & Benson LLP as required by Section 3.1(d) or (iii) fails to pay, within three Business Days of when due, any other amount due under this Agreement or any other Credit Document, including payments of fees, reimbursements, and indemnifications;

(b) False Representation or Warranties. Any representation or warranty made or deemed to be made by any Credit Party or any officer thereof in this Agreement, in any other Credit Document or in any certificate delivered in connection with this Agreement or any other Credit Document is incorrect, false or otherwise misleading in any material respect (provided such materiality qualifier shall not apply in instances where a specific representation contains a materiality or Material Adverse Change qualifier) at the time it was made or deemed made;

(c) Breach of Covenant. (i) Any breach by any Credit Party of any of the covenants in Section 5.2(g), Section 5.3(a), Section 5.12 or Article 6 of this Agreement or the corresponding covenants in any Guaranty or (ii) any breach by any Credit Party of any other covenant contained in this Agreement or any other Credit Document and such breach is not cured within 30 days after the earlier of the date notice thereof is given to the Borrower by the Administrative Agent or any Lender or the date any officer of the Borrower or any other Credit Party obtained actual knowledge thereof;

(d) Guaranties. Any provisions in the Guaranties shall at any time (before its expiration according to its terms) and for any reason cease to be in full force and effect and valid and binding on the Guarantors party thereto or shall be contested by any party thereto; any Guarantor shall deny it has any liability or obligation under such Guaranties; or any Guarantor shall cease to exist other than as expressly permitted by the terms of this Agreement;

(e) Security Documents. Any Security Document shall at any time and for any reason cease to create an Acceptable Security Interest in the Property purported to be subject to such agreement in accordance with the terms of such agreement or any material provisions thereof shall cease to be in full force and effect and valid and binding on the Credit Party that is a party thereto or any such Person shall so state in writing; provided that, with respect to the acquisition of any new equipment title of which is evidenced by a certificate of title, the Borrower shall have 30 days from the date of acquisition of such equipment to deliver such certificate of title to the Administrative Agent and otherwise create an Acceptable Security Interest in such equipment;

(f) Cross-Default. (i) The Borrower or any Guarantor shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $500,000.00 individually or when aggregated with all such Debt of the Borrower and the Subsidiaries so in default (but excluding Debt evidenced by the Notes) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt which is outstanding in a principal amount of at least $500,000.00 individually or when aggregated with all such Debt of the Borrower and the Subsidiaries so in default (other than Debt evidenced by the Notes), and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt prior to the stated maturity thereof; or (iii) any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment); provided that, for purposes of this paragraph (f), the “principal amount” of the obligations in respect of Hedging Arrangements at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Hedging Arrangements were terminated at such time;

(g) Audit Report. The Borrower shall not have delivered to the Administrative Agent within 2 Business Days after the Restatement Effective Date an audit report of the Borrower’s independent certified public accountants containing an unqualified opinion on Borrower’s Financial Statements for the year ending December 31, 2009;

(h) Bankruptcy and Insolvency. (i) Any Credit Party or any Subsidiary of the Borrower shall terminate its existence or dissolve or (ii) any Credit Party, any Subsidiary of the Borrower (A) admits in writing its inability to pay its debts generally as they become due; makes an assignment for the benefit of its creditors; consents to or acquiesces in the appointment of a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; files a petition under bankruptcy or other laws for the relief of debtors; or consents to any reorganization, arrangement, workout, liquidation, dissolution, or similar relief or (B) shall have had, without its consent: any court enter an order appointing a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; any petition filed against it seeking reorganization, arrangement, workout, liquidation, dissolution or similar relief under bankruptcy or other laws for the relief of debtors and such petition shall not be dismissed, stayed, or set aside for an aggregate of 60 days, whether or not consecutive;

(i) Adverse Judgment. The Borrower or any of its Subsidiaries suffers final judgments against any of them since the date of this Agreement in an aggregate amount, less any insurance proceeds covering such judgments which are received or as to which the insurance carriers admit liability, greater than $500,000.00 and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgments or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgments, by reason of a pending appeal or otherwise, shall not be in effect;

(j) Termination Events. Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent, such Termination Event shall not have been corrected and shall have created and caused to be continuing a material risk of Plan termination or liability for withdrawal from the Plan as a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), which termination could reasonably be expect to result in a liability of, or liability for withdrawal could reasonably be expected to be, greater than $500,000.00;

(k) Plan Withdrawals. The Borrower or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and such withdrawing employer shall have incurred a withdrawal liability in an annual amount exceeding $500,000.00; or

(l) Change in Control. The occurrence of a Change in Control.

Section 7.2 Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to Section 7.1(h)) shall have occurred and be continuing, then, and in any such event,

(a) the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Notes, all interest thereon, and all other Obligations to be forthwith due and payable, whereupon the Notes, all such interest, and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower, and

(b) the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Security Documents, the Guaranties, or any other Credit Document for the ratable benefit of the Secured Parties by appropriate proceedings.

Section 7.3 Automatic Acceleration of Maturity. If any Event of Default pursuant to Section 7.1(h) shall occur,

(a) the Notes, all interest on the Notes, and all other Obligations shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower, and

(b) the Administrative Agent shall at the request of, or may with the consent of, the Required Lenders proceed to enforce its rights and remedies under the Security Documents, the Guaranties, or any other Credit Document for the ratable benefit of the Secured Parties by appropriate proceedings.

Section 7.4 Default Fee. Upon any optional or automatic acceleration of the Term Loans pursuant to Section 7.2 or Section 7.3, in addition to all other amounts due and payable by operation of such Section 7.2 or Section 7.3, the Borrower agrees to pay to the Administrative Agent, for the ratable benefit of the Lenders, a default fee equal to three percent (3.0%) of the then-outstanding principal balance of the Term Loans, and such default fee shall be fully-earned, due and payable in full in cash immediately upon such acceleration.

Section 7.5 Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent, if any, specified by Section 7.2 to authorize the Administrative Agent to declare the Notes and any other amount payable hereunder due and payable pursuant to the provisions of Section 7.2 or the automatic acceleration of the Notes and all amounts payable under this Agreement pursuant to Section 7.3, the Administrative Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent or such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Notes held by the Administrative Agent or such Lender, and the other Credit Documents, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand under this Agreement, such Note, or such other Credit Documents, and although such obligations may be unmatured. Each Lender agrees to promptly notify the Borrower after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender under this Section 7.5 are in addition to any other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Lender may have.

Section 7.6 Remedies Cumulative, No Waiver. No right, power, or remedy conferred to any Lender in this Agreement or the Credit Documents, or now or hereafter existing at law, in equity, by statute, or otherwise shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power or remedy. No course of dealing and no delay in exercising any right, power, or remedy conferred to any Lender in this Agreement and the Credit Documents or now or hereafter existing at law, in equity, by statute, or otherwise shall operate as a waiver of or otherwise prejudice any such right, power, or remedy. Any Lender may cure any Event of Default without waiving the Event of Default. No notice to or demand upon the Borrower shall entitle the Borrower to similar notices or demands in the future.

Section 7.7 Application of Payments. Prior to an Event of Default, all payments made hereunder shall be applied by the Administrative Agent as directed by the Borrower, but such payments are subject to the terms of this Agreement, including the application of prepayments according to Section 2.5. During the existence of an Event of Default, all payments and collections received by the Administrative Agent shall be applied to the Obligations in accordance with Section 2.12 and in the following order:

FIRST, to the payment of all costs and expenses incurred by the Administrative Agent (in its capacity as such hereunder or under any other Credit Document) in connection with this Agreement or any of the Obligations, including all court costs and the reasonable fees and expenses of its agents and legal counsel, the repayment of all advances made by the Administrative Agent as secured party hereunder or under any other Credit Document on behalf of any Credit Party and any other reasonable costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Credit Document;

SECOND, to the payment of all accrued interest constituting part of the Obligations (the amounts so applied to be distributed ratably among the Lenders pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution);

THIRD, to the payment of any then due and owing principal constituting part of the Obligations (the amounts so applied to be distributed ratably among the Lenders pro rata in accordance with the principal amounts of the Obligations owed to them on the date of any such distribution);

FOURTH, to the payment of any then due and owing other amounts (including fees and expenses) constituting part of the Obligations (the amounts so applied to be distributed ratably among the Lenders pro rata in accordance with such amounts owed to them on the date of any such distribution); and

FIFTH, to the Credit Parties, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

Section 7.8 Restructuring After Event of Default. Following an Event of Default under Section 7.1(h) by the Borrower, the Borrower agrees that prior to entering into any restructuring and/or refinancing transaction necessitated by such Event of Default (including, without limitation, a debtor-in-possession credit facility), the Borrower will first provide the Lenders with the option to match the terms, of any proposed restructuring or refinancing. In the event more than one Lender elects to match such terms, such Lenders shall have the right to participate in such restructuring or refinancing on a pro rata basis. Nothing in this Section 7.8 shall be deemed to be or construed to imply an automatic waiver of any such Event of Default by the Administrative Agent or any of the Lenders.

ARTICLE 8

THE ADMINISTRATIVE AGENT

Section 8.1 Appointment, Powers, and Immunities. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to act as its agent under this Agreement and the other Credit Documents with such powers and discretion as are specifically delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The Administrative Agent (which term as used in this sentence and in Section 8.5 and the first sentence of Section 8.6 shall include its Affiliates and its own and its Affiliates’ officers, directors, employees, and agents): (a) shall not have any duties or responsibilities except those expressly set forth in this Agreement and shall not be a trustee or fiduciary for any Lender; (b) shall not be responsible to the Lenders for any recital, statement, representation, or warranty (whether written or oral) made in or in connection with any Credit Document or any certificate or other document referred to or provided for in, or received by any of them under, any Credit Document, or for the value, validity, effectiveness, genuineness, enforceability, or sufficiency of any Credit Document, or any other document referred to or provided for therein or for any failure by any Credit Party or any other Person to perform any of its obligations thereunder; (c) shall not be responsible for or have any duty to ascertain, inquire into, or verify the performance or observance of any covenants or agreements by any Credit Party or the satisfaction of any condition or to inspect the Property (including the books and records) of any Credit Party or any of its Subsidiaries or Affiliates; (d) shall not be required to initiate or conduct any litigation or collection proceedings under any Credit Document unless requested by the Required Lenders in writing and it receives indemnification satisfactory to it from the Lenders; and (e) shall not be responsible for any action taken or omitted to be taken by it under or in connection with any Credit Document, except for its own gross negligence or willful misconduct. The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by the Administrative Agent with reasonable care.

Section 8.2 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon any certification, notice, instrument, writing, or other communication (including, without limitation, any thereof by telephone or telecopy) believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel for any Credit Party), independent accountants, and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Notes as the holder thereof for all purposes hereof unless and until the Administrative Agent receives and accepts an Assignment and Acceptance executed in accordance with Section 9.7. As to any matters not expressly provided for by this Agreement, the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding on all of the Lenders; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to any Credit Document or applicable law or unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking any such action.

Section 8.3 Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received written notice from a Lender or the Borrower specifying such Default or Event of Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default or Event of Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 8.2) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Required Lenders, provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

Section 8.4 Rights as Lender. With respect to its Commitments and the Advances made by it, Whitebox Advisors LLC (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. Whitebox Advisors LLC (and any successor acting as Administrative Agent) and its Affiliates may (without having to account therefor to any

Lender) accept deposits from, lend money to, make investments in, provide services to, and generally engage in any kind of lending, trust, or other business with any Credit Party or any of its Subsidiaries or Affiliates as if it were not acting as Administrative Agent, and Whitebox Advisors LLC (and any successor acting as Administrative Agent) and its Affiliates may accept fees and other consideration from any Credit Party or any of its Subsidiaries or Affiliates for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

Section 8.5 Indemnification.

(a) THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), RATABLY ACCORDING TO THE RESPECTIVE PRINCIPAL AMOUNTS OF THE ADVANCES THEN HELD BY EACH OF THEM (OR IF NO PRINCIPAL OF THE ADVANCES IS AT THE TIME OUTSTANDING, RATABLY ACCORDING TO THE RESPECTIVE COMMITMENTS HELD BY EACH OF THEM IMMEDIATELY PRIOR TO THE TERMINATION, EXPIRATION OR FULL REDUCTION OF EACH SUCH COMMITMENT), FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY ACTION TAKEN OR OMITTED BY THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (INCLUDING THE ADMINISTRATIVE AGENT’S OWN NEGLIGENCE), AND INCLUDING, WITHOUT LIMITATION, ENVIRONMENTAL LIABILITIES, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS RESULTING FROM THE ADMINISTRATIVE AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE (DETERMINED AS SET FORTH ABOVE IN THIS PARAGRAPH) OF ANY OUT-OF-POCKET EXPENSES (INCLUDING COUNSEL FEES) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, TO THE EXTENT THAT THE ADMINISTRATIVE AGENT IS NOT REIMBURSED FOR SUCH BY THE BORROWER.

(b) INTENTIONALLY OMITTED.

Section 8.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and the other Credit Parties and decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the Credit Documents. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder and for other information in the Administrative Agent’s possession which has been requested by a Lender and for which such Lender pays the Administrative Agent’s expenses in connection therewith, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition, or business of any Credit Party or any of its Subsidiaries or Affiliates that may come into the possession of the Administrative Agent or any of its Affiliates.

Section 8.7 Resignation of Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower. Upon receipt of notice of any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent with, so long as no Event of Default has occurred and is continuing, the consent of the Borrower, which consent shall not be unreasonably withheld. If no successor Administrative Agent shall have been so appointed by the Required Lenders with the consent of the Borrower, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Borrower, appoint a successor Administrative Agent which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $250,000,000.00 or a Lender; provided that, if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the retiring Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Credit Documents. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Credit Documents.

Section 8.8 Collateral Matters.

(a) The Administrative Agent is authorized on behalf of the Secured Parties, without the necessity of any notice to or further consent from such Secured Parties, from time to time, to take any actions with respect to any Collateral or Security Documents which may be necessary to perfect and maintain the Liens upon the Collateral granted pursuant to the Security Documents. The Administrative Agent is further authorized (but not obligated) on behalf of the Secured Parties, without the necessity of any notice to or further consent from the Secured Parties, from time to time, to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Credit Documents or applicable Legal Requirements. By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party hereby agrees to the terms of this paragraph (a).

(b) The Lenders hereby, and any other Secured Party by accepting the benefit of the Liens granted pursuant to the Security Documents, irrevocably authorize the Administrative Agent to (i) release any Lien granted to or held by the Administrative Agent upon any Collateral (a) upon termination of this Agreement and the payment in full of all outstanding Advances and all other Obligations payable under this Agreement and under any other Credit Document; (b) constituting property sold or to be sold or disposed of as part of or in connection with any disposition permitted under this Agreement or any other Credit Document so long as no Default exists at the time of such release; (c) constituting property in which no Credit Party owned an interest at the time the Lien was granted or at any time thereafter; or (d) constituting property leased to any Credit Party under a lease which has expired or has been terminated in a transaction permitted under this Agreement or is about to expire and which has not been, and is not intended by such Credit Party to be, renewed or extended; and (ii) so long as no Default exists at the time of such release, release a Guarantor from its obligations under a Guaranty and any other applicable Credit Document if such Person ceases to be a Subsidiary as a result of a transaction permitted under this Agreement. Upon the request of the Administrative Agent at any time, the Secured Parties will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 8.8.

(c) Notwithstanding anything contained in any of the Credit Documents to the contrary, the Borrower, the Administrative Agent, and each Secured Party hereby agree that no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranties, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Documents may be exercised solely by Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof and the other Credit Documents. By accepting the benefit of the Liens granted pursuant to the Security Documents, each Secured Party not party hereto hereby agrees to the terms of this paragraph (c).

ARTICLE 9

MISCELLANEOUS

Section 9.1 Costs and Expenses. The Borrower agrees to pay on demand:

(a) all reasonable out-of-pocket costs and expenses of Administrative Agent and each Lender in connection with the preparation, execution, delivery, administration, modification, and amendment of this Agreement, the Notes, and the other Credit Documents, including costs associated with field examinations, appraisals, and the reasonable fees and out-of-pocket expenses of outside counsel for Administrative Agent and the Lenders, with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement, and

(b) all out-of-pocket costs and expenses, if any, of the Administrative Agent and each Lender (including outside counsel fees and expenses of each Lender) in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of this Agreement, the Notes, and the other Credit Documents.

Section 9.2 Indemnification. THE BORROWER AGREES TO INDEMNIFY AND HOLD HARMLESS THE ADMINISTRATIVE AGENT AND EACH LENDER AND EACH OF THEIR AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, AND ADVISORS (EACH, AN “INDEMNIFIED PARTY”) FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS, AND EXPENSES (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES) THAT MAY BE INCURRED BY OR ASSERTED OR AWARDED AGAINST ANY INDEMNIFIED PARTY, IN EACH CASE ARISING OUT OF OR IN CONNECTION WITH OR BY REASON OF (INCLUDING, WITHOUT LIMITATION, IN CONNECTION WITH ANY INVESTIGATION, LITIGATION, OR PROCEEDING OR PREPARATION OF DEFENSE IN CONNECTION THEREWITH) THE CREDIT DOCUMENTS, ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THE ACTUAL OR PROPOSED USE OF THE PROCEEDS OF THE ADVANCES, INCLUDING SUCH INDEMNIFIED PARTY’S OWN NEGLIGENCE, EXCEPT TO THE EXTENT SUCH CLAIM, DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. IN THE CASE OF AN INVESTIGATION, LITIGATION OR OTHER PROCEEDING TO WHICH THE INDEMNITY IN THIS SECTION 9.2 APPLIES, SUCH INDEMNITY SHALL BE EFFECTIVE WHETHER OR NOT SUCH INVESTIGATION, LITIGATION OR PROCEEDING IS BROUGHT BY ANY CREDIT PARTY, ITS DIRECTORS, SHAREHOLDERS OR CREDITORS OR AN INDEMNIFIED PARTY OR ANY OTHER PERSON OR ANY INDEMNIFIED PARTY IS OTHERWISE A PARTY THERETO AND WHETHER OR NOT THE TRANSACTIONS CONTEMPLATED HEREBY ARE CONSUMMATED. THE BORROWER AGREES NOT TO ASSERT ANY CLAIM AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY OF THEIR AFFILIATES, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, ATTORNEYS, AGENTS, AND ADVISERS, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES ARISING OUT OF OR OTHERWISE RELATING TO THE CREDIT DOCUMENTS, ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THE ACTUAL OR PROPOSED USE OF THE PROCEEDS OF THE ADVANCES. WITHOUT PREJUDICE TO THE SURVIVAL OF ANY OTHER AGREEMENT OF THE BORROWER HEREUNDER, THE AGREEMENTS AND OBLIGATIONS OF THE BORROWER CONTAINED IN THIS SECTION 9.2 SHALL SURVIVE THE PAYMENT IN FULL OF THE ADVANCES AND ALL OTHER AMOUNTS PAYABLE UNDER THIS AGREEMENT.

Section 9.3 Waivers and Amendments. No amendment or waiver of any provision of this Agreement, the Notes, or any other Credit Document (other than the Fee Letter), nor consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that:

(a) no amendment, waiver, or consent shall, unless in writing and signed by all the Lenders and the Borrower, do any of the following: (i) reduce the principal of, or interest on, the Notes, (ii) postpone or extend any date fixed for any payment of principal of, or interest on, the Notes, including, without limitation, the Term Maturity Date, (iii) change the number of Lenders which shall be required for the Lenders to take any action hereunder or under any other Credit Document, (iv) reduce any fees or other amounts payable hereunder or under any other Credit Document (other than those specifically addressed above in this Section 9.3), (v) increase the aggregate Commitments, (vi) postpone or extend any date fixed for any payment of any fees or other amounts payable hereunder (other than those otherwise specifically addressed in this Section 9.3), (vii) amend Section 2.12(e), Section 7.7, this Section 9.3 or any other provision in any Credit Document which expressly requires the consent of, or action or waiver by, all of the Lenders, (viii) release any Guarantor from its obligation under any Guaranty or, except as specifically provided in the Credit Documents and as a result of transactions permitted by the terms of this Agreement, release all or a material portion of the Collateral except as permitted under Section 8.8(b); or (ix) amend the definition of “Required Lenders”;

(b) no Commitment of a Lender or any obligations of a Lender may be increased without such Lender’s written consent; and

(c) no amendment, waiver, or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document.

Section 9.4 Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby.

Section 9.5 Survival of Representations and Obligations. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the other Credit Documents, the making of the Advances and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties. All obligations of the Borrower provided for in Sections 2.13(c), 9.1 and 9.2 and all of the obligations of the Lenders in Section 8.5 shall survive any termination of this Agreement and repayment in full of the Obligations.

Section 9.6 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent, and when the Administrative Agent shall have, as to each Lender, either received a counterpart hereof executed by such Lender or been notified by such Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, and each Lender and their respective successors and assigns, except that neither the Borrower nor any other Credit Party shall have the right to assign its rights or delegate its duties under this Agreement or any interest in this Agreement without the prior written consent of each Lender.

Section 9.7 Lender Assignments and Participations.

(a) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Term Loans and its Notes,); provided, however, that (i) each such assignment shall be to an Eligible Assignee; (ii) except in the case of an assignment to another Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, any such partial assignment with respect to the Term Loan shall be in an amount at least equal to $5,000,000; (iii) each assignment of a Lender’s rights and obligations with respect to Term Advances and its Term Commitment shall be of an constant, and not varying percentage of all of its rights and obligations under this Agreement as a Term Lender and the Term Notes (other than rights of reimbursement and indemnity arising before the effective date of such assignment) and shall be of an equal pro rata share of the Assignor’s interest in the Term Advances and Term Commitments; (iv) the parties to such assignment shall execute and deliver to the Administrative Agent for its acceptance an Assignment and Acceptance, together with any Notes subject to such assignment and the assignor or assignee Lender shall pay a processing fee of $3,500.00; and (v) each such Lender has provided the Administrative Agent written notice of its intent to assign and has offered to Whitebox Advisors LLC the exclusive right to accept such assignment for a period of two Business Days, it being acknowledged and understood that if Whitebox Advisors LLC does not elect to purchase the Term Loans and Notes being offered by such Lender, such Lender may sell and assign such rights to any Eligible Assignee on terms no less favorable to such Lender than the terms offered to Whitebox Advisors LLC. Only upon execution, delivery, and acceptance of such Assignment and Acceptance and payment of the processing fee, and the entry of the transfer in the Register (as hereinafter defined), the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement. Upon the consummation of any assignment pursuant to this Section 9.7, the assignor, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the assignor and the assignee. If the assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of Taxes in accordance with Section 2.13(e).

(b) The Administrative Agent shall maintain at its address referred to in Section 9.9 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). Solely for purposes of keeping the Register, the Administrative Agent shall be deemed an agent of the Borrower for purposes of Treasury Regulation Section 1.871-14(c)(1). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Credit Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Administrative Agent will promptly provide all executed Assignment and Assumption Agreements to the Borrower and, at the request of the Borrower, provide a current copy of the Register.

(c) Upon its receipt of an Assignment and Acceptance executed by the parties thereto, together with any Notes subject to such assignment and payment of the processing fee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to the parties thereto.

(d) Each Lender may sell participations to one or more Persons in all or a portion of its rights, obligations or rights and obligations under this Agreement (including all or a portion of its Commitments or its Advances) provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the right of set-off contained in Section 7.5, and (iv) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to its Advances and its Notes and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest is payable on such Advances or Notes, extending any scheduled principal payment date or date fixed for the payment of interest on such Advances or Notes, or extending its Commitment).

(e) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time assign and pledge all or any portion of its Advances and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

(f) Any Lender may furnish any information concerning the Borrower or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of the following paragraph Section 9.8.

Section 9.8 Confidentiality. The Administrative Agent and each Lender (each a “Lending Party”) agree to keep confidential any information furnished or made available to it by any Credit Party pursuant to this Agreement; provided that nothing herein shall prevent any Lending Party from disclosing such information (a) to any other Lending Party or any Affiliate of any Lending Party, or any officer, director, employee, agent, or advisor of any Lending Party or Affiliate of any Lending Party for purposes of administering, negotiating, considering, processing, implementing, syndicating, assigning, or evaluating the credit facilities provided herein and the transactions contemplated hereby, (b) to any other Person if directly incidental to the administration of the credit facilities provided herein, (c) as required by any Legal Requirement, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority, (f) that is or becomes available to the public or that is or becomes available to any Lending Party other than as a result of a disclosure by any other Lending Party prohibited by this Agreement, (g) in connection with any litigation relating to this Agreement or any other Credit Document to which such Lending Party or any of its Affiliates may be a party, (h) to the extent necessary in connection with the exercise of any right or remedy under this Agreement or any other Credit Document, and (i) to any actual or proposed participant or assignee, in each case, subject to provisions similar to those contained in this Section 9.8. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, nothing in this Agreement shall (a) restrict any Lending Party from providing information to any bank or other regulatory or governmental authorities, including the Federal Reserve Board and its supervisory staff; (b) require or permit any Lending Party to disclose to any Credit Party that any information will be or was provided to the Federal Reserve Board or any of its supervisory staff; or (c) require or permit any Lending Party to inform any Credit Party of a current or upcoming Federal Reserve Board examination or any nonpublic Federal Reserve Board supervisory initiative or action.

Section 9.9 Notices, Etc. All notices and other communications shall be in writing and hand delivered with written receipt, telecopied, sent by facsimile (with a hard copy sent as otherwise permitted in this Section 9.9), sent by a nationally recognized overnight courier, or sent by certified mail, return receipt requested as follows: if to the Borrower or a Guarantor, as specified on Schedule II and if to any Lender, at its credit contact specified under its name on Schedule II. Each party may change its notice address by written notification to the other parties. All such notices and communications shall be effective when delivered, except that notices and communications to any Lender pursuant to Article 2 shall not be effective until received and, in the case of telecopy, such receipt is confirmed by such Lender, verbally or in writing.

Section 9.10 Intentionally Omitted.

Section 9.11 Usury Not Intended. It is the intent of the Borrower and each Lender in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender including such applicable laws of the State of New York, if any, and the United States of America from time to time in effect. In furtherance thereof, the Lenders and the Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes of this Agreement “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Advances, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of its Notes (or if such Notes shall have been paid in full, refund said excess to the Borrower). In the event that the maturity of the Notes are accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Notes (or, if the applicable Notes shall have been paid in full, refunded to the Borrower of such interest). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Borrower and the Lenders shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Notes all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations. The provisions of this Section shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith.

Section 9.12 Usury Recapture. In the event the rate of interest chargeable under this Agreement at any time is greater than the Maximum Rate, the unpaid principal amount of the Advances shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Advances equals the amount of interest which would have been paid or accrued on the Advances if the stated rates of interest set forth in this Agreement had at all times been in effect. In the event, upon payment in full of the Advances, the total amount of interest paid or accrued under the terms of this Agreement and the Advances is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Administrative Agent for the account of the Lenders an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on its Advances if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on its Advances if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement on its Advances. In the event the Lenders ever receive, collect or apply as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Advances, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

Section 9.13 Governing Law; Submission to Jurisdiction. This Agreement, the Notes and the other Credit Documents (unless otherwise expressly provided therein) shall be governed by, and construed and enforced in accordance with, the laws of the State of New York. The Borrower hereby irrevocably submits to the jurisdiction of any New York state or federal court sitting in New York in any action or proceeding arising out of or relating to this Agreement or the other Credit Documents, and the Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such court. The Borrower hereby unconditionally and irrevocably waives, to the fullest extent it may effectively do so, any right it may have to the defense of an inconvenient forum to the maintenance of such action or proceeding. The Borrower hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to such Borrower at its address set forth in this Agreement. The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section shall affect the rights of any Lender to serve legal process in any other manner permitted by the law or affect the right of any Lender to bring any action or proceeding against the Borrower or its Property in the courts of any other jurisdiction.

Section 9.14 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 9.15 Waiver of Jury. THE BORROWER, THE LENDERS, THE ADMINISTRATIVE AGENT, THE ISSUING LENDER, AND THE SWING LINE LENDER HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER CREDIT DOCUMENT, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.16 USA Patriot Act. Each Lender that is subject to the Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act.

Section 9.17 Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Credit Party shall assert and the Borrower, on behalf of itself and its Subsidiaries, agrees not to assert, and hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof. No Indemnified Party referred to in Section 9.2 above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnified Party through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit

Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

Section 9.18 Representations of Lenders. In connection with the issuance of the Securities, each Lender, for itself and no other Lender, makes the following representations:

(a) The Lender is acquiring the Securities for its own account, not as nominee or agent, and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act; provided, however, that by making the representations herein, the Lender does not agree to hold any of the Securities for any minimum or specific term and reserves the right to dispose of the securities at any time in accordance with, or pursuant to, a registration statement or an exemption from the registration requirements of the Securities Act.

(b) The Lender understands that (i) the Securities have not been registered under the Securities Act; (ii) the Securities are being issued pursuant to an exemption from registration, based in part upon the Borrower’s reliance upon the statements and representations made by the Lenders in this Agreement, and that the Securities must be held by the Lender indefinitely, and that the Lender must, therefore, bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration; (iii) each certificate representing Borrower’s common stock issuable pursuant to Sections 2.6(b) and 2.7(a) hereof will be endorsed with the following legend, and each book entry evidencing Borrower’s common stock issuable pursuant to Sections 2.6(b) and 2.7(a) hereof shall contain the following notation, until the earlier of (1) the time at which the Securities, as applicable, have been sold under a Registration Statement under the Securities Act, or (2) the date on which the Securities may be immediately sold without registration and without restriction (including without limitation as to sales volume by each holder thereof) as to the number of Securities, as applicable, to be sold, pursuant to Rule 144 under the Securities Act or otherwise:

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE FORM AND SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE ISSUER, THE REGISTRAR AND THE TRANSFER AGENT. THESE SECURITIES MAY BE PLEDGED IN

CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT.

(iv) the Borrower will instruct any transfer agent not to register any transfer of the Securities (or any portion thereof) until the applicable time set forth in clause (iii) above unless the conditions specified in the foregoing legends are satisfied or, if the opinion of counsel referred to above is to the further effect that such legend is not required in order to establish compliance with any provisions of the Securities Act or this Agreement, or other satisfactory assurances of such nature are given to the Borrower.

The Borrower acknowledges and agrees that any Lender may from time to time pledge, and/or grant a security interest in some or all of the Securities pursuant to a bona fide margin agreement in connection with a bona fide margin account with a financial institution that is an “accredited investor,” as defined in Rule 501(a) under the Securities Act, and, if required under the terms of such agreement or account, the Lender may transfer pledged or secured Securities to the pledgees or secured parties. Such a pledge or transfer shall not be subject to approval or consent of the Borrower and no legal opinion of legal counsel to the pledgee, secured party or pledgor shall be required in connection with the pledge, but such legal opinion may be required in connection with a subsequent transfer following default by the Lender transferee of the pledge. No notice shall be required of such pledge. At the applicable Lender’s expense, the Borrower will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities including the preparation and filing of any required prospectus supplement under Rule 424(b)(3) of the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of Selling Stockholders thereunder.

Book entries evidencing, and certificates representing, the Borrower’s common stock issuable pursuant to Sections 2.6(b) and 2.7(a) hereof shall not contain any notation or legend, as applicable, (including the notation and legend set forth in this Section): (i) following a sale of such shares of the Borrower’s common stock to an effective registration statement; (ii) following a sale of such shares of the Borrower’s common stock pursuant to Rule 144, or (iii) while such shares of the Borrower’s common stock are eligible for sale under Rule 144 without volume or manner of sale limitations, or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC). Following such time as restrictive notations are not required to be made relative to any book entry evidencing, or legends are not required to be placed on certificates representing, the Borrower’s common stock issuable pursuant to Sections 2.6(b) and 2.7(a), the Borrower will (A) promptly upon a request by a Lender, instruct the transfer agent for the Borrower to remove the restrictive notation from Book Entries evidencing such Borrower’s common stock; and (B) no later than three Business Days following the delivery by a Lender to the Borrower or the Borrower’s transfer agent of a certificate representing such Borrower’s common stock containing a restrictive legend, deliver or cause to be delivered to such Lender a certificate representing the Borrower’s common stock that is free from all restrictive and other legends.

The Borrower shall cause its counsel to issue a legal opinion to the Borrower’s transfer agent promptly after the effective date of a registration statement covering the Borrower’s common stock issuable pursuant to Sections 2.6(b) and 2.7(a) if required by the Borrower’s transfer agent to effect the removal of any notation on the book entries evidencing, or legend on the certificates representing, the Borrower’s common stock. The Borrower may not make any notation on its records or give instructions to any transfer agent of the Borrower that enlarge the restrictions on transfer set forth in this Section. Certificates for the Borrower’s common stock issuable pursuant to Sections 2.6(b) and 2.7(a) subject to legend removal hereunder shall be transmitted by the transfer agent of the Borrower to the Lenders by crediting the account of the Lender’s prime broker with the Depository Trust Company system.

Each Lender, severally and not jointly with the other Lenders, agrees that the removal of the restrictive notation on the book entries evidencing, or legend from certificates representing, the Borrower’s common stock issuable pursuant to Sections 2.6(b) and 2.7(a), as set forth in this Section 9.18, is predicated upon the Borrower’s reliance that the Lender will sell the Borrower’s common stock pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom.

(c) The Lender has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in connection with the transactions contemplated in this Agreement.

(d) The Lender is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act.

(e) The Lender is organized under the laws of the state set forth beneath such Lender’s name on Schedule I attached hereto, and its principal place of operations is in the state set forth beneath such Lender’s name on Schedule I attached hereto.

Section 9.19 Portfolio Interest. It is the intention of the parties to this Agreement that the Notes will be considered instruments eligible for the portfolio interest exemption under sections 871(h) or 881(c) of the Code.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of this page intentionally left blank. Signature pages follow.]

EXECUTED as of the date first above written.

BORROWER:

FLOTEK INDUSTRIES, INC.

By:	/s/ John Chisholm
Name:	John Chisholm
Title:	President

Signature page to Amended and Restated Credit Agreement

(Flotek Industries, Inc.)

ADMINISTRATIVE AGENT:

WHITEBOX ADVISORS LLC

By:	/s/ Mark Strefling
Name:	Mark Strefling
Title:	Chief Legal Officer

LENDERS:

WHITEBOX HEDGED HIGH YIELD PARTNERS, LP

By:	Whitebox Hedged High Yield Advisors, LLC
Its:	General Partner

By:	Whitebox Advisors LLC
Its:	Managing Member

By:	/s/ Mark Strefling
Name:	Mark Strefling
Title:	Chief Legal Officer

IAM MINI-FUND 14 LIMITED

By:	Whitebox Advisors LLC
Its:	Investment Manager

By:	/s/ Mark Strefling
Name:	Mark Strefling
Title:	Chief Legal Officer

PANDORA SELECT PARTNERS, LP

By:	Pandora Select Advisors, LLC
Its:	General Partner

By:	Whitebox Advisors LLC
Its:	Managing Member

By:	/s/ Mark Strefling
Name:	Mark Strefling
Title:	Chief Legal Officer

Signature page to Amended and Restated Credit Agreement

(Flotek Industries, Inc.)

WHITEBOX SPECIAL OPPORTUNITIES FUND, LP – SERIES B

By:	Whitebox Special Opportunities Advisors, LLC
Its:	General Partner

By:	Whitebox Advisors LLC
Its:	Managing Member

By:	/s/ Mark Strefling
Name:	Mark Strefling
Title:	Chief Legal Officer

WHITEBOX COMBINED PARTNERS, LP

By:	Whitebox Combined Advisors, LLC
Its:	General Partner

By:	Whitebox Advisors LLC
Its:	Managing Member

By:	/s/ Mark Strefling
Name:	Mark Strefling
Title:	Chief Legal Officer

WHITEBOX CONVERTIBLE ARBITRAGE PARTNERS, LP

By:	Whitebox Convertible Arbitrage Advisors, LLC
Its:	General Partner

By:	Whitebox Advisors LLC
Its:	Managing Member

By:	/s/ Mark Strefling
Name:	Mark Strefling
Title:	Chief Legal Officer

Signature page to Amended and Restated Credit Agreement

(Flotek Industries, Inc.)

ECF VALUE FUND, L.P.

By:	Gates Capital Partners, L.P.
Its:	General Partner

By:	Gates Capital Management, Inc.
Its:	General Partner

By:	/s/ Jeffrey L. Gates
Name:	Jeffrey L. Gates
Title:	President

ECF VALUE FUND II, L.P.

By:	Gates Capital Partners, L.P.
Its:	General Partner

By:	Gates Capital Management, Inc.
Its:	General Partner

By:	/s/ Jeffrey L. Gates
Name:	Jeffrey L. Gates
Title:	President

ECF VALUE FUND INTERNATIONAL LTD.

By:	Gates Capital Management, Inc.
Its:	Investment Advisor

By:	/s/ Jeffrey L. Gates
Name:	Jeffrey L. Gates
Title:	President

Signature page to Amended and Restated Credit Agreement

(Flotek Industries, Inc.)

SCHEDULE I

Commitments, Applicable Lending Offices, Contact Information

ADMINISTRATIVE AGENT

Whitebox Advisors LLC (Delaware)	Address:	3033 Excelsior Blvd, Ste 300 Minneapolis, Minnesota 55416
	Attn:	Jake Mercer
	Telephone:	(612) 253-6049
	Facsimile:	(612) 253-6149

	with a copy to:	Faegre & Benson LLP
	Address:	2200 Wells Fargo Center
90 South Seventh St.
Minneapolis, Minnesota 55402
	Attn:	Michael Coddington
	Telephone:	(612) 766-7328
	Facsimile:	(612) 766-1600

CREDIT PARTIES

Borrower/Guarantors	Address for Notices:
2930 W. Sam Houston Parkway North, Suite 300 Houston, Texas 77043
	Attn:	Jempy Neyman
	Telephone:	(713) 726-5370
	Facsimile:	(713) 726-5363

LENDERS

Whitebox Hedged High Yield Partners, LP	Applicable Lending
(British Virgin Islands)	Office:	c/o Whitebox Advisors LLC
3033 Excelsior Blvd, Ste 300
Term Commitment: $858,309.64		Minneapolis, Minnesota 55416
Address for Notices:
3033 Excelsior Blvd, Ste 300 Minneapolis, Minnesota 55416
	Attn:	Jake Mercer
	Telephone:	(612) 253-6049
	Facsimile:	(612) 253-6149

IAM Mini-Fund 14 Limited	Applicable Lending
(United Kingdom)	Office:	c/o Whitebox Advisors LLC
3033 Excelsior Blvd, Ste 300
Term Commitment: $230,906.93		Minneapolis, Minnesota 55416
Address for Notices:
3033 Excelsior Blvd, Ste 300 Minneapolis, Minnesota 55416
	Attn:	Jake Mercer
	Telephone:	(612) 253-6049
	Facsimile:	(612) 253-6149

Schedule I

Pandora Select Partners, LP	Applicable Lending
(British Virgin Islands)	Office:	c/o Whitebox Advisors LLC
3033 Excelsior Blvd, Ste 300
Term Commitment: $397,814.27		Minneapolis, Minnesota 55416
Address for Notices:
3033 Excelsior Blvd, Ste 300 Minneapolis, Minnesota 55416
	Attn:	Jake Mercer
	Telephone:	(612) 253-6049
	Facsimile:	(612) 253-6149

Whitebox Special Opportunities Fund, LP – Series B (Delaware)	Applicable Lending
	Office:	c/o Whitebox Advisors LLC 3033 Excelsior Blvd, Ste 300 Minneapolis, Minnesota 55416

Term Commitment:
$125,612.51	Address for Notices:
3033 Excelsior Blvd, Ste 300 Minneapolis, Minnesota 55416
	Attn:	Jake Mercer
	Telephone:	(612) 253-6049
	Facsimile:	(612) 253-6149

Whitebox Combined Partners, LP	Applicable Lending
(British Virgin Islands)	Office:	c/o Whitebox Advisors LLC
3033 Excelsior Blvd, Ste 300
Term Commitment:		Minneapolis, Minnesota 55416
$2,660,519.36
Address for Notices:
3033 Excelsior Blvd, Ste 300 Minneapolis, Minnesota 55416
	Attn:	Jake Mercer
	Telephone:	(612) 253-6049
	Facsimile:	(612) 253-6149

Whitebox Convertible Arbitrage	Applicable Lending
Partners, LP	Office:	c/o Whitebox Advisors LLC
(British Virgin Islands)		3033 Excelsior Blvd, Ste 300 Minneapolis, Minnesota 55416

Term Commitment:
$968,263.10	Address for Notices:
3033 Excelsior Blvd, Ste 300 Minneapolis, Minnesota 55416
	Attn:	Jake Mercer
	Telephone:	(612) 253-6049
	Facsimile:	(612) 253-6149

Schedule I

ECF Value Fund, L.P.	Applicable Lending
(Delaware)	Office:	c/o Gates Capital Management
1177 Ave. of Americas, 32nd Floor
Term Commitment: $2,071,411.48		New York, NY 10036
	Address for Notices:	c/o Gates Capital Management 1177 Ave. of Americas, 32nd Floor New York, NY 10036
	Attn:	Jeff Gates
	Telephone:	(212) 626-0220
Facsimile:

ECF Value Fund II, L.P.	Applicable Lending
(Delaware)	Office:	c/o Gates Capital Management
1177 Ave. of Americas, 32nd Floor
Term Commitment: $1,307,328.07		New York, NY 10036
	Address for Notices:	c/o Gates Capital Management
1177 Ave. of Americas, 32nd Floor
New York, NY 10036
	Attn:	Jeff Gates
	Telephone:	(212) 626-0220
Facsimile:

ECF Value Fund International Ltd.	Applicable Lending
(British Virgin Islands)	Office:	c/o Gates Capital Management
1177 Ave. of Americas, 32nd Floor
Term Commitment: $697,924.96		New York, NY 10036
	Address for Notices:	c/o Gates Capital Management
1177 Ave. of Americas, 32nd Floor
New York, NY 10036
	Attn:	Jeff Gates
	Telephone:	(212) 626-0220
Facsimile:

Schedule I